AMENDED AND RESTATED

MEMBERSHIP INTEREST PURCHASE AGREEMENT

AMONG

HOCKER NORTHGATE HOLDINGS I, INC.,
a Kentucky corporation,

and

HOCKER NORTHGATE GROUP, LLC,
a Kentucky limited liability company

as Sellers

DAVID E. HOCKER,
an individual

as Sellers’ Representative Guarantor

AND

FMP NORTHGATE LLC,
a Delaware limited liability company,
as Purchaser

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TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS	1
Section 1.1.	Definitions	1

ARTICLE 2. AGREEMENT; PURCHASE PRICE	11
Section 2.1.	Agreement to Sell and Purchase	11

ARTICLE 3. DEPOSIT	11

ARTICLE 4. SURVEY AND TITLE COMMITMENT	11
Section 4.1.	Title and Survey	11

ARTICLE 5. INSPECTION, AUDIT AND FINANCING	12
Section 5.1.	Access	12
Section 5.2.	Confidentiality	13
Section 5.3.	Reporting	13

ARTICLE 6. CONDITIONS PRECEDENT, CASUALTY DAMAGE OR CONDEMNATION	14
Section 6.1	Conditions Precedent Favoring Purchaser	14
Section 6.2.	Conditions Precedent Favoring Sellers	16
Section 6.3.	Risk of Loss	17
Section 6.4.	Condemnation	18
Section 6.5.	Leasing and Other Activities Prior to Closing.	18

ARTICLE 7. REPRESENTATIONS, WARRANTIES AND COVENANTS	20
Section 7.1.	Purchaser’s Representations	20
Section 7.2.	Representations of Sellers and Sellers’ Representative	21
Section 7.3.	Knowledge of Sellers’ Representative	29
Section 7.4.	Limited Representations	29
Section 7.5.	Survival of Representations	29

ARTICLE 8. CLOSING	29
Section 8.1.	Closing Date	29
Section 8.2.	Seller’s Closing Deliveries	30
Section 8.3.	Purchaser’s Deliveries	32
Section 8.4.	Hart-Scott-Rodino.	32
Section 8.5.	Costs and Prorations	33
Section 8.6.	Tenant Notification Letters	37
Section 8.7.	SEC Compliance	38

ARTICLE 9. COMMISSIONS	38
Section 9.1.	Commissions	38

ARTICLE 10. TERMINATION AND DEFAULT	38
Section 10.1.	Termination without Default	38
Section 10.2.	Purchaser’s Default	38

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Section 10.3.	Seller’s Default	39
Section 10.4.	Survival of Representations and Warranties	39
Section 10.5.	Indemnification by the Sellers’ Representative and Sellers	39
Section 10.6.	Indemnification by the Purchaser	40
Section 10.7.	Indemnification Procedures	40
Section 10.8.	Limitation on Indemnities of Sellers’ Representative and Sellers’ Representative Guarantor	41
Section 10.9.	Limitation on Consequential Damages	42

ARTICLE 11. MISCELLANEOUS	42
Section 11.1.	Entire Agreement	42
Section 11.2.	Binding On Successors and Assigns	43
Section 11.3.	Assignment by Purchaser	43
Section 11.4.	1031 Exchange	43
Section 11.5.	Waiver	43
Section 11.6.	Governing Law.	44
Section 11.7.	Counterparts; Facsimiles	44
Section 11.8.	Notices	45
Section 11.9.	Attorneys’ Fees	45
Section 11.10.	Time Periods	46
Section 11.11.	Modification of Agreement	46
Section 11.12.	Further Instruments	46
Section 11.13.	Descriptive Headings; Word Meaning	46
Section 11.14.	Time of the Essence	46
Section 11.15.	Construction of Agreement	46
Section 11.16.	Severability	46
Section 11.17.	No Recording	47
Section 11.18.	No Implied Agreement	47
Section 11.19.	Sellers’ Representative	47
Section 11.20.	Waiver of Indemnification Rights	47

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AMENDED AND RESTATED

MEMBERSHIP INTEREST PURCHASE AGREEMENT

     THIS AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 13, 2005 by and among (a) HOCKER NORTHGATE HOLDINGS I, INC., a Kentucky corporation, (“Holdings”), (b) HOCKER NORTH GATE GROUP, LLC, a Kentucky limited liability company (“Group”) (Holdings and Group each individually a “Seller” and collectively, the “Sellers”), (c) FMP NORTHGATE LLC, a Delaware limited liability company (the “Purchaser”), (d) HOCKER NORTHGATE HOLDINGS I, INC., a Kentucky corporation, in its capacity as the initial representative and agent of the Sellers (the “Sellers’ Representative”), and (e) DAVID E. HOCKER, an individual, in his capacity as a guarantor of obligations of Sellers’ Representative (the “Sellers’ Representative Guarantor”). This Agreement amends and restates in its entirety that certain Membership Interest Purchase Agreement (the “Original Agreement”) dated April 27, 2005 (the “Effective Date”) between the parties; hereafter the Original Agreement shall have no further force or effect and this Agreement shall govern.

RECITALS

A. Holdings owns 1% and Group owns 99% of the membership interests (collectively, the “Subject Interests”) in NORTHGATE PARTNERS, LLC, a Kentucky limited liability company (the “Company” or “Owner”).

B. Owner is the owner of certain real property located in Cincinnati, Hamilton County, Ohio as described herein on which certain improvements have been constructed comprising the retail shopping center commonly known as Northgate Mall.

C. Purchaser desires to purchase and Sellers desire to sell the Subject Interests pursuant to the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

     Section 1.1.     Definitions. For purposes of this Agreement, capitalized terms not otherwise defined herein have the meanings set forth below:

     “Additional Rent” shall mean all payments of Operating Expenses, administrative charges, reimbursements of Real Estate Taxes, merchant or project association dues, promotional fund contributions, retroactive rent escalations, insurance cost reimbursements and all other amounts and charges payable by Tenants to Owner, under their Leases (other than Minimum Rent and Percentage Rent), but shall not include Security Deposits.

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     “Affiliate” means, with respect to any Person: (a) any Person directly or indirectly controlling, controlled by or under common control with such Person; (b) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities of such Person; (c) any officer, director, managing member, manager or general partner of such Person; or (d) any Person who is an officer, director, managing member, manager general partner, trustee or holder of ten percent (10%) or more of the voting securities of any Person described in clauses (a) through (c) of this subparagraph.

     “Anchor Tenant” shall mean each of Sears, J. C. Penney, Macy’s and Dillard’s.

     “Applicable Laws” shall mean any applicable building, zoning, subdivision, environmental, health, safety or other governmental laws, statutes, ordinances, resolutions, rules, codes, regulations, orders, permits or determinations of any Governmental Authority.

     “Applicable Percentage Rent Fiscal Year” shall have the meaning set forth in Section 8.5(d).

     “Assignment of Membership Interests” shall mean an Assignment of Membership Interests substantially in the form attached hereto as Exhibit F.

     “Balance Sheet” shall have the meaning set forth in Section 7.2(a)(xv).

     “Borders” shall mean Borders, Inc., one of the Tenants.

     “Borders Deficiency” shall have the meaning set forth in Section 8.2(x).

     “Borders Estoppel” shall mean an estoppel certificate executed on behalf of Borders.

     “Borders Improvement Allowance” shall mean the sum of $760,000 plus interest thereon at a rate of 9.88% per annum calculated as set forth in the Borders Improvement Allowance Repayment Letter.

     “Borders Improvement Allowance Repayment Letter” shall mean the letter (including attachments thereto) dated April 11, 2005 from Owner to Borders informing Borders of the additional monthly charge to its account to be effected in order to repay to Owner the Borders Improvement Allowance.

     “Business Day” shall mean any day of the week other than Saturday, Sunday, or a day on which banking institutions in Cincinnati, Ohio are obligated or authorized by law or executive action to be closed to the transaction of normal banking business.

     “Calendar Year of Proration” shall mean the calendar year in which the Closing occurs.

     “CAM Calculation Claims” shall have the meaning stated in Exhibit .

     “Closing” shall mean the consummation of the purchase and sale of the Subject Interests pursuant to the terms of this Agreement.

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     “Closing Date” shall mean the later of (a) the date that is thirty (30) Business Days after the execution of the Agreement by Purchaser and Sellers, or (b) five (5) Business Days after the Sellers have delivered all the closing deliveries set forth in Section 8.2(f), (g), (h), (i), (s), (t), (u), (v), (w), (y), (z), (aa) and (bb).

     “Closing Statement” shall mean an itemized statement of the Purchase Price and deductions therefrom and additions thereto made pursuant to the allocations of costs and prorations and any other sums determined as required pursuant to this Agreement in order to calculate the resulting net amount payable to Sellers in consideration of the transfer to Purchaser of the Subject Interests.

     “Code” shall mean the Internal Revenue Code of 1986, and all amendments thereto and all regulations issued thereunder.

     “Commission” shall have the meaning set forth in Section 8.7.

     “Company” shall have the meaning set forth in the Recitals.

     “Consent” means any approval, consent, ratification, waiver or other authorization.

     “Consequential Damages” shall mean any and all Damages that are or are in the nature of special or consequential, or punitive or exemplary damages.

     “Confidential Information” shall mean all information concerning the Shopping Center, the Property, the Leases, the Tenants, the Operating Agreement, the Subject Interests, the Company and the Sellers, excluding information that is available to the general public from sources other than disclosure by Purchaser or its agents in violation of this Agreement.

     “Contracts” shall mean all service, maintenance, construction, management, leasing, brokerage and other contracts of whatever nature to which the Owner is bound and that are now existing or are entered into after the date hereof in accordance with the terms hereof, except that the term “Contracts” shall not be deemed to include the Leases or the Operating Agreement.

     “Damages” shall mean, as to any Person, any and all losses, liabilities, damages, claims, awards, costs and expenses (including, but not limited to, reasonable attorneys’ fees) suffered or incurred by such Person.

     “Delinquent Rent” shall mean Rent which is due and payable by a Tenant on or before the Closing but has not been paid in collected funds by the Closing.

     “Deposit” shall have the meaning set forth in Section 3.1(b).

     “Effective Date” means the date of this Agreement first set forth above.

     “Environmental Laws” means all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now enacted, promulgated, or amended, of the United States, the states, the counties, the cities or any other political subdivisions in which the Real Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the Owner, the Real Property or the use of the Real Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including ambient air, surface water, ground water or land or soil).

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     “Escrow Account” shall have the meaning set forth in Section 10.8(c).

     “Escrow Agent” shall mean the office of the Title Company in Columbus, Ohio.

     “Escrow Agreement” shall have the meaning set forth in Section 10.8(c).

     “Existing Survey” shall mean the survey that was prepared by Van Horn, Hoover & Associates, Inc., dated March 29, 2000 and revised September 12, 2002.

     “Existing Title Policy” shall mean, collectively, the Owner’s Policy of Title Insurance No. 0-9993-1874525 issued by Stewart Title Guaranty Company in favor of Owner dated July 24, 2000, and the Loan Policy of Title Insurance No. M-9994-5331177 issued by Stewart Title Guaranty Company in favor of the Senior Lender dated October 10, 2002, as modified by Endorsement No. 1 thereto dated November 11, 2002.

     “Federated Estoppel” shall mean an estoppel certificate executed on behalf of Federated Department Stores or its successors, substantially in the form attached hereto as Exhibit D.

     “Final Closing Adjustment” shall have the meaning set forth in Section 8.5(o).

      “Governmental Authority” shall mean any federal, state, county, municipal or other government or any governmental or quasi-governmental agency, department, commission, board, bureau, officer or instrumentality, foreign or domestic, or any of them.

     “Gross Purchase Price” shall have the meaning set forth in Section 2.2.

     “Guaranty” shall have the meaning set forth in Section 10.8(d).

     “Hager” shall mean Hager Northgate, LLC, a Kentucky limited liability company.

     “Hager Redemption” shall have the meaning set forth in Section 6.1(h).

     “Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) or any regulations promulgated thereunder; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) or regulations promulgated thereunder; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or nonfriable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now classified or considered to be hazardous or toxic under any Environmental Laws other than mold or other microbial contaminants, as to which potential contaminants the Sellers make no representations.

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     “Hocker Northgate Holdings I” shall mean Hocker Northgate Holdings I, Inc., a Kentucky corporation.

     “Housekeeping Employees” shall have the meaning set forth in Section 7.2(a)(vi).

     “HSR Act” shall have the meaning set forth in Section 8.4.

     “Improvements” shall mean all buildings, structures, improvements, fixtures, systems and facilities located on the Land, excluding items owned by Tenants.

     “Indemnified Party” shall have the meaning set forth in Section 10.7.

     “Indemnitor” shall have the meaning set forth in Section 10.7.

     “Initial Deposit” shall have the meaning set forth in Section 3.1(a).

     “Intangible Property” shall mean all of Owner’s right, title and interest, if any, in all intangible assets pertaining to the development, construction, ownership, or operation or otherwise relating to the Shopping Center, Real Property or Personal Property, including all of Owner’s right, title and interest, if any, in all (a) warranties and guaranties (including performance bonds obtained by or for the benefit of Owner) relating to the Real Property or Personal Property, (b) all licenses, permits and approvals relating to the Real Property or Personal Property, (c) all logos and tradenames and telephone exchange numbers and domain names, web sites or web addresses relating to the Real Property, Personal Property or the Shopping Center, (d) all contract rights (including but not limited to those under the Contracts), and (e) all plans and specifications relating to the Leased Land, Improvements or Personal Property, in each case to the extent that Sellers are not prohibited by any statute, order, rule or regulation from legally transferring the same.

     “Land” shall mean the land described on Exhibit A attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land and all right, title and interest (if any) of Owner in and to any streets, alleys, passages or other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Owner in all mineral rights appurtenant to such land.

     “Large Non-Anchor Tenant” shall mean each Tenant, other than an Anchor Tenant, that leases five thousand (5,000) or more square feet of Improvements in the Shopping Center.

     “Lease Proposal Notice” shall mean a written notice from Sellers to Purchaser in accordance with Section 6.5(a) that: (a) identifies a Tenant or proposed Tenant; (b) contains a term sheet, letter of intent or other description of the material business terms of a proposed Lease Transaction; and (c) contains any relevant financial information about the Tenant or proposed Tenant that is in Sellers’ possession or control.

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     “Lease Transaction” shall mean any of the following actions by Owner with respect to any Lease (or proposed Lease): (a) the execution of any new Lease; (b) the renewal or modification of any Lease, or the consent to any assignment of or subletting under any Lease, other than any renewal, expansion, assignment or subletting that Owner is obligated to enter into or approve under the terms of the Leases; (c) the termination of any Lease, or (d) the modification or release of any guaranty of any of the obligations of any Tenant under any Lease.

     “Leases” shall mean all leases, subleases, licenses and other agreements including all amendments, extensions, modifications and supplements thereto in each case, pursuant to which any Person leases, occupies or subleases or agrees to lease, occupy or sublease any part of the Real Property or otherwise is granted the right now or prospectively to use or occupy any part of the Real Property.

     “Management Waiver” shall have the meaning set forth in Section 6.1(n).

     “Merchant Association Accounts” shall mean those accounts in which are maintained all Promotional Funds.

     “Minimum Rent” shall mean all base rent, minimum rent or basic rent payable in fixed installments and fixed amounts for stated periods by Tenants under their Leases.

     “NMI” shall have the meaning set forth in Section 7.2(a)(xxv).

     “NMI Contracts” shall have the meaning set forth in Section 7.2(a)(xxv).

     “Northgate Investments” shall mean Northgate Investments, LLC, a Kentucky limited liability company of which the Northgate Investments Members are the sole members.

     "Northgate Investments Members" means Group and Hocker Northgate Holdings II, Inc., a Kentucky corporation, of which Sellers' Representative Guarantor is a majority stockholder.

     “Northgate Investments Property” means real property adjoining a portion of the Land that is owned in fee simple by Northgate Investments and that is more particularly described in the Limited Warranty Deed dated June 1, 2000, recorded in Official Record Book 8323, Page 1356, in the Office of the Recorder of Hamilton County, Ohio on July 24, 2000.

     "Northgate Investments Property Contract" means a binding contract between Purchaser or, at Purchaser's option, an affiliate of Purchaser, to acquire the fee simple title to the Northgate Investments Property from Northgate Investments for an allocation of a portion of the Gross Purchase Price to be mutually agreed between the parties to the Northgate Investments Property Contract.

     “Operating Agreement” shall mean that certain Operating Agreement dated July 24, 1970, recorded in Mortgage Book 3777, Page 225, in the Hamilton County, Ohio Registered Land Records, and also recorded at Plat Book 28, Pages 10 through 13 in the Hamilton County, Ohio Registered Land Records, as amended by First Amendment Agreement to Operating Agreement dated December 16, 1974, recorded in Mortgage Book 4123, Page 1261, in the Hamilton County, Ohio Registered Land Records, as amended by Second Amendment to Operating Agreement dated April 29, 1975, recorded in Mortgage Book 4123, Page 1673, in the Hamilton County, Ohio Registered Land Records, as amended by Third Amendment to Operating Agreement dated November 2, 1988, recorded in Mortgage Book 4878, Page 1618, in the Hamilton County, Ohio Registered Land Records, and as further amended by Amendment to and Restatement of Operating Agreement dated September 18, 1992, recorded in Official Record 5959, Page 1412, in the Hamilton County, Ohio Registered Land Records, including any amendment thereto.

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     “Operating Agreement Tenants” shall mean Sears, Roebuck & Co., J. C. Penney, Inc., Dillard’s Stores, Inc., and their respective successors and assigns.

     “Operating Expenses” shall mean all costs, expenses, charges and fees relating to the ownership, management, operation, maintenance and repair of the Property, including but not limited to electricity, gas, water and sewer charges, telephone and other public utilities, common area maintenance charges, insurance premiums, vault charges, personal property taxes, excise taxes on Rent, business occupational taxes, Sellers’ contributions to merchant or project associations or to promotional funds, periodic charges payable under Contracts to which Owner is a party, periodic fees payable under transferable licenses for the construction or operation of the Improvements, and periodic charges under the Operating Agreement, but not including any costs, expenses, charges or fees which are the direct responsibility of a Tenant.

     “Operating Statement” shall have the meaning set forth in Section 7.2(a)(xv).

     “Owner” shall have the meaning set forth in the Recitals.

     “Ownership Representations” shall mean all those representations contained in Section 7.2.

     “Percentage Only Rent” shall mean any rent based on a Tenant’s gross receipts or gross sales payable under a Lease that does not require or requires only negligible payment of Minimum Rent.

     “Percentage Rent” shall mean any rent in excess of the Minimum Rent and based on a Tenant’s gross receipts or gross sales, payable under a Lease, but the term shall exclude Percentage Only Rent.

     “Permitted Exceptions” shall mean: (a) all matters shown on the Title Commitment or the Survey, in accordance with Section 4.1, as to which Purchaser does not make a written objection on or before the Title Objection Date and those matters as to which Purchaser does so object but which either are waived or cured in accordance with Section 4.1; (b) those Leases shown on the Rent Roll or entered into after the date hereof in accordance with the terms of this Agreement; (c) all matters, whether or not of record, that arise out of the actions of Purchaser or its agents, employees, representatives or contractors; (d) the terms, covenants and conditions of the Operating Agreement; (e) the Senior Loan; and (f) all matters that the Title Company is willing to insure over in a manner satisfactory to Purchaser in the exercise of Purchaser’s reasonable business judgment without additional premium or indemnity and to which Purchaser has consented in the exercise of Purchaser’s reasonable business judgment.

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     “Person” shall mean any individual, estate, trust, partnership, limited liability company, limited liability partnership, corporation, governmental agency or other legal entity and any unincorporated association.

     “Personal Property” shall mean that personal property listed on Exhibit A-1 attached hereto and any other furniture, office, maintenance, computer telecommunications and other equipment, and machinery, inventories, supplies, signs, trade fixtures and other tangible personal property located on the Real Property that is owned by the Company.

     “Promotional Funds” shall mean all funds of any merchant association or otherwise held by or for the benefit of or payable to Owner for the purpose of paying promotional or publicity charges for the Shopping Center, including funds derived from payments made by Tenants and funds derived from optional or mandatory contributions by Owner.

     “Property” shall mean, collectively, the Personal Property, the Real Property and the rights appurtenant to the Real Property under or with respect to the Operating Agreement, the Leases and the Intangible Property.

     “Purchase Price” shall mean the purchase price for the Subject Interests as specified in Section 2.2.

     “Purchaser Designees” shall have the meaning set forth in Section 5.1.

     “Purchaser Indemnified Party” shall have the meaning set forth in Section 10.5(a).

     “Purchaser Title Objections” shall have the meaning set forth in Section 4.1.

     “Purchaser’s Surviving Obligations” shall mean Purchaser’s indemnification obligations under Sections 5.1 and 9.1.

     “Real Estate Taxes” shall mean all taxes, agreements in lieu of taxes, assessments, vault rentals, and other charges, if any, general, special or otherwise (including penalties, fines and any other additions thereto) and, including, without limitation, all assessments for schools, public betterments and general or local improvements, levied or assessed upon or with respect to the ownership of and/or all other taxable interests in the Real Property imposed by any public or quasi-public authority.

     “Real Property” shall mean, collectively, the Land and the Improvements.

     “Reimbursable Expenses” shall mean all or a portion of the Operating Expenses or Real Estate Taxes, or both, which are taken into account under a Tenant’s Lease in determining the amount of Additional Rent payable by the Tenant.

     “Released Obligations” shall have the meaning set forth in Section 7.1(g).

     “Rent” shall mean, collectively, Minimum Rent, Percentage Only Rent, Percentage Rent and Additional Rent.

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     “Rent Roll” shall mean a schedule of the commencement date, expiration date, base rent, Security Deposits and size of the leased space for each Lease, as certified by the Sellers, substantially in the form attached hereto as Exhibit C.

     “Reports” shall mean those written reports relating to the environmental condition of the Property provided by Sellers or their agents to Purchaser and listed on Exhibit E.

     “Representations of Sellers’ Representative” shall mean the representations and warranties of the Sellers’ Representative expressly set forth in Section 7.2.

     “Required Tenants” shall have the meaning set forth in Section 6.1.

     “Security Deposits” shall mean all security deposits, access card or key deposits, cleaning fees and other deposits relating to space within the Real Property paid by Tenants to Owner or its managing agent, as set forth on the Rent Roll.

     “Seller Indemnified Party” shall have the meaning set forth in Section 10.6.

     “Seller Parties” shall mean (a) Sellers, (b) Sellers’ direct and indirect owners, (c) Sellers’ respective agents, officers, directors, trustees, advisors, managers, owners and employees, and (d) the agents, officers, directors, trustees, advisors, managers, owners and employees of the Sellers’ direct and indirect owners.

     “Sellers’ Estoppel Certificate” shall mean an estoppel certificate from the Sellers’ Representative substantially in the form attached hereto as Exhibit B-1.

     “Sellers’ Representative” shall mean the representative of the Sellers appointed in accordance with Section 11.19 hereof. Holdings shall serve as the initial Sellers’ Representative.

     “Sellers’ Representative Guarantor” shall mean David E. Hocker, an individual.

     “Sellers’ Title Election Period” shall have the meaning set forth in Section 4.1.

     “Senior Lender” means Column Financial, Inc., a Delaware corporation, or its successor or assign.

     “Senior Loan” means the $82,000,000.00 loan from the Senior Lender to the Owner pursuant to that certain Loan and Security Agreement dated as of October 10, 2002.

     “Shopping Center” shall mean that certain shopping center containing approximately 1,100,000 square feet of gross leasable area and located at 9501 Colerain Pike, Cincinnati, Ohio, commonly known as the Northgate Mall. The Land and Improvements constitute a portion of the Shopping Center.

     “Small Non-Anchor Tenant” shall mean all Tenants other than Anchor Tenants and Large Non-Anchor Tenants.

     “Subject Interests” shall have the meaning set forth in the preamble.

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     “Supplemental Agreements” means those certain Supplemental Agreements with Sears, Roebuck and Co., J.C. Penney Company, Inc. and Dillard’s (formerly The McAlpin Company) more particularly described on Exhibit Oattached hereto.

     “Survey” shall mean an ALTA “as built” survey of the Real Property, by a licensed surveyor or registered professional engineer selected by Sellers’ Representative and reasonably acceptable to Purchaser.

     “Surviving Representations of the Sellers” shall mean those representations of Sellers contained in Sections 7.2(a), 7.2(b) and 7.2(c).

     “Taxes” shall have the meaning set forth in Section 7.2(a)(xvii).

     “Tax Returns” shall have the meaning set forth in Section 7.2(a)(xvii).

     “Tenants” shall mean all Persons leasing or occupying space within the Real Property pursuant to the Leases.

     “Tenant Notification Letters” shall have the meaning set forth in Section 8.6.

     “1031 Exchange” shall have the meaning set forth in Section 11.4.

     “Term Sheet” means that certain Term Sheet dated March 21, 2005 between Owner and Purchaser as promulgated by Granite Partners, LLC.

     “Title Commitment” shall mean a commitment for title insurance in the amount of $112,500,000 issued by either an agent for, or the office of, the Title Company in Columbus, Ohio.

     “Title Company” shall mean Stewart Title Guaranty Company or such other nationally recognized title underwriter as is selected by Purchaser and reasonably acceptable to Sellers’ Representative.

     “Title Objection Date” shall mean the date that is five (5) Business Days after the later of the Effective Date or receipt of the Title Commitment and Updated Survey.

     “Title Objection Notice” shall have the meaning set forth in Section 4.1.

     “Updated Survey” shall mean an updated Survey of the Existing Survey.

     “Utility Deposits” shall mean all deposits made by Owner with the Persons providing water, sewer, gas, electricity, telephone and other public utilities to the Real Property.

     “Zoning Certificate” shall have the meaning set forth in Section 6.1(i).

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ARTICLE 2. AGREEMENT; PURCHASE PRICE

Section 2.1. Agreement to Sell and Purchase. Subject to the terms and provisions hereof, Sellers agree to sell the Subject Interests to Purchaser, and Purchaser agrees to purchase the Subject Interests from Sellers.

     Section 2.2      Purchase Price. The Purchase Price for the Subject Interests shall be [i] One Hundred Ten Million Dollars ($110,000,000) (the “Gross Purchase Price”), minus [ii] the sum of (a) the outstanding principal, interest and other amounts owing under the Senior Loan on the date of transfer of the Subject Interests, plus (b) any portion of the Gross Purchase Price allocated as consideration for the acquisition of the Northgate Investments Property pursuant to the Northgate Investments Property Contract. Subject to the adjustments and apportionments as hereinafter set forth, the Purchase Price shall be paid to Sellers on the Closing Date by wire transfer of immediately available funds.

ARTICLE 3. DEPOSIT

     Section 3.1      Deposits.

(a) Concurrently with the execution hereof, Purchaser caused Three Million Dollars ($3,000,000) (together with all interest and earnings thereon, the “Initial Deposit”) to be deposited with Escrow Agent.

(b) The Initial Deposit (the “Deposit”) shall be held in a segregated “money market” account reasonably approved by Sellers and Purchaser pursuant to escrow instructions consistent with Section 3.1 reasonably approved by Sellers and Purchaser. The Deposit shall be applied to the Purchase Price if the Closing occurs. In the event that the Closing does not occur by the Closing Date, the Deposit shall be disbursed as provided herein.
ARTICLE 4. SURVEY AND TITLE COMMITMENT

     Section 4.1.     Title and Survey. Purchaser shall have until the Title Objection Date to give Sellers’ Representative one or more written notices (collectively, the “Title Objection Notice”) that set forth in reasonable detail any objections that Purchaser has to title or survey matters affecting the Real Property (the “Purchaser Title Objections”). Sellers’ Representative shall have five (5) Business Days from its receipt of Title Objection Notice (“Sellers’ Title Election Period”) to give Purchaser notice as to whether Sellers elect to cure the Purchaser Title Objections no later than five (5) Business Days prior to the Closing Date. If Sellers do not timely elect to cure any one or more of the Purchaser Title Objections and give notice thereof to Purchaser, Purchaser shall have until two (2) Business Days after such notice to determine whether to take title to the Subject Interests subject to such matters (in which event such Purchaser Title Objections shall constitute Permitted Exceptions) or to terminate this Agreement, in which event the Deposit shall be immediately returned to Purchaser. If Sellers timely elect to use reasonable efforts to cure any one or more of the Purchaser Title Objections, Sellers shall have until five (5) Business Days prior to the Closing Date to complete such cure to the satisfaction of Purchaser in the exercise of Purchaser’s reasonable business judgment, failing which Purchaser shall have the option of either, as the sole remedy of Purchaser, accepting the title as it then is or demanding a refund of the Deposit, which shall immediately be returned to Purchaser; thereupon, except for Purchaser’s Surviving Obligations and Purchaser’s obligations under Section 5.2, Purchaser and Sellers shall have no further obligations or liabilities under this Agreement. If Sellers elect to cure any one or more Purchaser Title Objections, Sellers shall correct such Purchaser Title Objections on or before the fifth (5th) Business Day prior to the Closing Date, provided that Sellers shall be required to cure (and Purchaser need not give a Purchaser Title Objection to) any title exception that can be cured by the payment of money or, if acceptable to Purchaser, the posting of bond (such as, by way of example and not limitation, delinquent real estate taxes and mechanics liens). In the event Sellers elect to cure any Purchaser Title Objection and the same is not cured by the fifth (5th) Business Day prior to the Closing Date and this Agreement is terminated, in whole or in part, as a result of such failure of Sellers to cure such Purchaser Title Objections that cannot be cured by the payment of money or posting of bond in form reasonably acceptable to Purchaser, the Deposit shall be released to Purchaser as Purchaser's sole remedy for such failure to cure.

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ARTICLE 5. INSPECTION, AUDIT AND FINANCING

     Section 5.1.     Access During the pendency of this Agreement, Purchaser, personally or through its authorized agent or representative (Purchaser and such Persons are referred to collectively as the “Purchaser Designees”), shall be entitled upon reasonable advance notice to Sellers’ Representative to enter upon the Real Property during normal business hours and shall have the right to make such investigations and conduct discussions with Tenants as Purchaser deems necessary or advisable, subject to and in accordance with the following: (a) such access shall not violate any law or agreement to which Owner or any Seller is a party or otherwise expose Owner or any Seller, solely as a result of such access, to a material risk of liability; (b) Sellers shall cooperate with Purchaser as reasonably requested by Purchaser from time to time in facilitating such activities of the Purchaser Designees, and Purchaser shall identify such Purchaser Designees to Sellers promptly from time to time upon request of Sellers; (c) Purchaser Designees shall not unreasonably interfere with the use, occupancy or enjoyment of any Tenant or subtenants of the Shopping Center or their respective employees, contractors, customers or guests; (d) none of the Purchaser Designees shall inflict physical damage to the Shopping Center or any portion thereof that is not repaired by Purchaser; (e) upon request from Sellers’ Representative, before any Purchaser Designee enter onto the Shopping Center, Purchaser shall deliver to Sellers’ Representative a certificate of insurance naming each of Owner and each Seller as an additional insured, evidencing commercial general liability insurance (including property damage, bodily injury and death) issued by an insurance company having a rating of at least “A-VII” by A.M. Best Company, with limits of not less than $1,000,000 per occurrence for bodily or personal injury or death and $1,000,000 aggregate per location; (f) Purchaser shall: (i) use reasonable efforts to perform all on-site due diligence reviews and all communications with Tenants on an expeditious and efficient basis; and (ii) indemnify, hold harmless and defend the Seller Parties against, and hold the Seller Parties harmless from, all loss, liability, claims, costs (including reasonable attorneys’ fees), liens and damages to the extent resulting from or relating to any gross negligence or intentional misconduct in performing the activities of Purchaser Designees under this Section 5.1; and (g) without the prior written consent of Sellers’ Representative, which shall not be unreasonably withheld or delayed, Purchaser shall not conduct any Phase II exams, soil borings or other invasive tests on or around the Real Property. The foregoing indemnification obligation shall survive the Closing or termination of this Agreement.

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     Section 5.2.     Confidentiality.

(a) Purchaser shall hold all Confidential Information in confidence and shall not at any time disclose or permit the disclosure of the Confidential Information to any Person without the prior written consent of Sellers’ Representative. Purchaser further agrees to use the Confidential Information only for purposes of evaluating the Subject Interests, the Owner and the Property in connection with its purchase of the Subject Interests in accordance with the terms of this Agreement. Notwithstanding the foregoing, (i) Purchaser may disclose the Confidential Information to its Affiliates, its permitted assignees hereunder, and their respective legal counsel, accountants, lenders and similar third parties and Purchaser Designees that Purchaser reasonably concludes need to review the Confidential Information in connection with Purchaser’s purchase of the Subject Interests in accordance with the terms of this Agreement, and (ii) provided that Purchaser first shall provide written notice thereof to Sellers’ Representative, Purchaser may disclose the Confidential Information to the extent that such disclosure is required by law or court order. If this Agreement is terminated before the Closing, Purchaser promptly shall return the Confidential Information to Sellers’ Representative and shall not retain copies thereof or, at Purchaser’s option, certify that it has destroyed, and has caused every Person to whom the Purchaser or any party described in Section 5.2(a)(i) hereof has delivered the Confidential Information to have destroyed,. all copies of such Confidential Information. Other than to the extent required by law, neither Sellers nor Purchaser prior to Closing shall make any public announcements concerning the sale of the Subject Interests or the ultimate ownership of the Property pursuant to this Agreement without first obtaining the prior written consent of the other (which consent may be given by Seller’s Representative for all the Sellers). The provisions of this paragraph shall survive any termination of this Agreement but shall not survive Closing.

(b) Sellers and Purchaser hereby agree that the covenants made in this Section 5.2 shall be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

     Section 5.3.     Reporting. In the event that Purchaser’s due diligence reveals any condition of the Shopping Center that in Purchaser’s judgment requires disclosure to any Governmental Authority, Purchaser shall immediately notify Sellers’ Representative thereof. In such event, Sellers, and not Purchaser or anyone acting on Purchaser’s behalf, shall make such disclosures as Sellers deem appropriate. Notwithstanding the foregoing, Purchaser may disclose matters concerning the Subject Interests or the Property to a Governmental Authority if (a) in the written opinion of Purchaser’s outside legal counsel, Purchaser is required by law to make such disclosure, and (b) to the extent in Purchaser’s judgment not in conflict with applicable law, Purchaser gives Sellers’ Representative not less than ten (10) days prior written notice of the proposed disclosure, together with a copy of such legal opinion.

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ARTICLE 6. CONDITIONS PRECEDENT, CASUALTY DAMAGE OR CONDEMNATION

     Section 6.1.     Conditions Precedent Favoring Purchaser. In addition to any other conditions precedent in favor of Purchaser as may be expressly set forth elsewhere in this Agreement, Purchaser’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 6.1 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only by written notice of such waiver from Purchaser to Sellers’ Representative.

(a) Sellers shall have delivered, or caused to be delivered, all of the items required by Section 8.2 hereof.

(b) Sellers shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Sellers prior to or at the Closing.

(c) On the Closing Date, the representations of Sellers’ Representative set forth in Section 7.2 shall be true, complete and accurate in all material respects, subject to: (i) changes that are caused by the negligent acts or omissions or willful misconduct of Purchaser or its agents or affiliates or their officers, agents or employees, and (ii) casualty or condemnation (which shall be governed by Sections 6.3 and 6.4, respectively). Casualty and condemnation shall in all events be governed by Sections 6.3 and 6.4, respectively, and not by this Section 6.1(c).

(d) Purchaser shall have received the Federated Estoppel as well as estoppel certificates confirming the accuracy in all material respects of the Rent Roll and the absence of material defaults and asserted offsets, claims or defenses from the following (collectively, the “Required Tenants”): (i) each Anchor Tenant; (ii) each Large Non-Anchor Tenant; and (iii) a sufficient number of Small Non-Anchor Tenants so that, in the aggregate, Purchaser receives estoppel certificates (excluding any Sellers’ Estoppel Certificates delivered in accordance with Section 6.1(e) hereof) that cover not less than seventy-five percent (75%) (by net rentable square feet) of all of the Improvements that are leased by Owner to all Small Non-Anchor Tenants. The disclosure or expression of any facts, claims or information by Tenants in their completed estoppel certificates shall not be deemed a material variation from the form required if such facts, claims or information were disclosed to Purchaser by letter from Seller before the Effective Date or as part of the Rent Roll.

(e) Notwithstanding the foregoing, Sellers shall provide to Purchaser Sellers’ Estoppel Certificates confirming the accuracy in all material respects of the Rent Roll and the absence of material defaults and asserted offsets, claims or defenses for all Leases for which Seller does not receive estoppel certificates from the Tenants, and no such Seller Estoppel Certificate shall be considered in determining compliance with the requirements of Section 6.1(d).All estoppel certificates required hereby from Tenants shall be substantially in the form attached hereto as Exhibit B; provided, however, that an estoppel certificate containing all information required under an applicable Lease shall be sufficient for the purpose of satisfying the requirements of Section 6.1(d). All estoppel certificates shall be dated after the date of this Agreement and all completed estoppel certificates shall be delivered to Purchaser within three (3) Business Days upon receipt by any Seller Party.

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(f) Northgate Investments shall have performed all of its obligations to be performed as a condition to the closing under the Northgate Investments Property Contract.

(g) Sellers and Purchaser shall have obtained the consent of the Senior Lender to the transfer of the Subject Interests pursuant to this Agreement, including substitution of Feldman Equities Management, LLC, an Arizona limited liability company, as the manager of the Property in substitution for the existing manager of the Property, in a form reasonably acceptable to Purchaser to the Closing of this Agreement, and the forms of all documents required by the Senior Lender in connection with such Closing shall have been approved by Purchaser, such approval not being unreasonably withheld or delayed, but in no event shall the Senior Lender consent impose any obligation on Purchaser that is not currently imposed on Sellers, but Purchaser agrees to pay to the Senior Lender up to $50,000 of any assumption or comparable fee required by Senior Lender to be paid to it as a condition to its consent, and Sellers agree to pay the portion of any such fee exceeding $50,000.

(h) Sellers shall provide Purchaser with evidence reasonably satisfactory to Purchaser that at or before Closing the membership interest of Hager in Group has been redeemed or extinguished or acquired by another member of Group and that Hager has been paid all amounts due to Hager in consideration thereof as provided in the Operating Agreement of Group and any other agreements pertaining thereto (“Hager Redemption”).

(i) Purchaser shall have received a zoning certification for the Real Property issued by Hamilton County, Ohio in form and substance reasonably acceptable to Purchaser (the “Zoning Certificate”).

(j) Purchaser shall have received a fully executed original of the Escrow Agreement.

(k) Purchaser shall have received acceptable evidence that Sellers’ Representative Guarantor has the net worth required under Section 7.2(c)(viii) of this Agreement. Such evidence shall be, at the election of Sellers’ Representative Guarantor, in the form of financial statements or in the form of a certification from the accountants of Sellers’ Representative Guarantor.

(l) Purchaser shall have received the Updated Survey.

(m) [intentionally omitted]

(n) The existing manager of the Property shall have waived any claim by it for indemnity under all existing agreements for management of the Property to which the existing manager is a party and have consented to the termination of the existing agreements pursuant to documentation (the “Management Waiver”) reasonably acceptable to Purchaser and such existing manager.

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(o) The Title Company shall have irrevocably and unconditionally committed to issue a title insurance policy to Purchaser in the amount of the Purchase Price with the standard exceptions removed and subject only to the other exceptions shown in the Title Commitment which have been approved or deemed approved by Purchaser consistent with the provisions of this Agreement, together with such endorsements as Purchaser may request, including without limitation a non-imputation endorsement (ALTA Form 15), contiguity endorsement, and survey endorsement.

(p) Seller shall have received and delivered to Purchaser estoppel certificates from all parties to the Operating Agreement reflecting that Owner is not in breach of any obligation under the Operating Agreement.

(q) The Senior Lender shall have released David E. Hocker from the Released Obligations and an Affiliate of the Purchaser acceptable to the Senior Lender shall have executed such documents as may be required by the Senior Lender to assume the Released Obligations (and Purchaser shall cooperate with Sellers in communications and any negotiations with the Senior Lender, with the intention of attaining such result).

     Section 6.2.     Conditions Precedent Favoring Sellers. In addition to any other condition precedent in favor of Sellers as may be expressly set forth elsewhere in this Agreement, Sellers’ obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 6.2 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Sellers’ Representative to Purchaser.

(a) Purchaser shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Purchaser prior to or at the Closing.

(b) On the Closing Date, the representations of Purchaser set forth in Section 7.1 shall be true, accurate and complete in all material respects.

(c) Sellers shall have obtained the consent of the Senior Lender.

(d) The Senior Lender shall have released David E. Hocker from the Released Obligations and an Affiliate of the Purchaser acceptable to the Senior Lender shall have executed such documents as may be required by the Senior Lender to assume the Released Obligations (and Sellers shall cooperate with Purchaser in communications and any negotiations with the Senior Lender, with the intention of attaining such result).

(e) [intentionally omitted]

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(f) The purchaser under the Northgate Investments Property Contract shall have performed all of the obligations on its part to be performed as a condition to the closing under the Northgate Investments Property Contract.

Section 6.3. Risk of Loss.

(a) All risk of loss to the Property prior to Closing shall remain with the Sellers, subject to the provisions of this Section 6.3.

(b) In the event all or a portion of the Improvements should be damaged or destroyed by fire or other casualty prior to Closing such that Purchaser and Sellers reasonably estimate that the cost to repair the same exceeds five percent (5%) of the Purchase Price, or such damage or destruction shall entitle any Tenant of 10,000 or more square feet of the Improvements to terminate its Lease, Purchaser may, at Purchaser’s sole option, elect to either:

(i) terminate this Agreement and receive back the Deposit; or

(ii) close the transaction contemplated by this Agreement and make an appropriate reduction in the Purchase Price based upon a reasonable approximation of the cost of such repair.

     Purchaser shall be deemed to have elected to proceed under Section 6.3(b)(i) unless, on or before ten (10) Business Days from written notice of such casualty given by Sellers to Purchaser accompanied by Sellers’ insurance adjuster’s estimate of the cost to repair same, Purchaser provides Sellers with written notice that Purchaser elects to close the transaction contemplated by this Agreement pursuant to Section 6.3(b)(ii).

(c) In the event a portion of the Improvements should be damaged or destroyed by fire or other casualty prior to Closing such that Section 6.3(b) does not apply, Purchaser shall close the transaction contemplated by this Agreement and make an appropriate reduction in the Purchase Price as a result thereof.

(d) The parties hereby agree that if the Purchaser closes the transaction contemplated by this Agreement in accordance with Section 6.3(b) or Section 6.3(c), all insurance proceeds payable to Owner as a result of a fire or other casualty occurring prior to Closing shall be held by Escrow Agent pending the completion of such repairs by Purchaser. To the extent the actual costs of completing such repairs is more than the amount estimated by Purchaser and Sellers, Purchaser shall be entitled to payment from Escrow Agent of the difference between the estimated cost of such repairs and the actual cost of such repairs; any remaining insurance proceeds shall be payable to Sellers.

(e) Owner currently has in place and will maintain on the Owner’s Property special form property casualty insurance at full replacement cost, loss of rents/business interruption insurance for a period equal to the estimated reconstruction and reletting period, not less than eighteen (18) months and an occurrence basis liability insurance policy in the amount of $1,000,000 per occurrence with an umbrella policy in the amount of $25,000,000. Within five (5) Business Days of the Effective Date, Sellers’ Representative shall cause Purchaser to be added as an additional insured under David Hocker & Associates’ insurance policies, as its interest may appear.

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Section 6.4. Condemnation.

(a) In the event that all or a material portion of the Shopping Center should be condemned by right or under threat of eminent domain prior to the Closing such that Purchaser and Sellers reasonably estimate that the loss of value of the Shopping Center exceeds two percent (2%) of the Purchase Price or any access point to or signage for the Shopping Center is materially impaired or any Tenant of 10,000 or more square feet of the Improvements will have the right to terminate its Lease, Purchaser may, at Purchaser’s sole option, elect either to:

(i) terminate this Agreement and receive back the Deposit; or

(ii) close the transaction contemplated by this Agreement and make an appropriate reduction in the Purchase Price based upon a reasonable approximation of the loss of value of the remaining Real Property as agreed by Sellers’ Representative and Purchaser.

(b) In the event of a condemnation or threat of condemnation by right of eminent domain as to which Section 6.4(a) does not apply, Purchaser shall close the transaction contemplated by this Agreement and make an appropriate reduction in the Purchase Price based upon a reasonable approximation of the loss of value of the remaining Shopping Center as agreed by Sellers and Purchaser.

(c) Purchaser shall be deemed to have elected to proceed under Section 6.4(a)(i) unless, within ten (10) Business Days from written notice of the condemnation given by Sellers to Purchaser, Purchaser provides Sellers with written notice that Purchaser elects to close the transaction contemplated by this Agreement pursuant to Section 6.4(a)(ii).

Section 6.5. Leasing and Other Activities Prior to Closing.

(a) Prior to the Closing Date, Sellers shall not permit Owner to enter into any Lease Transaction without Purchaser’s prior written consent, provided such consent is not unreasonably withheld or delayed. When seeking such consent from Purchaser, Sellers’ Representative shall provide Purchaser with a Lease Proposal Notice and, if Purchaser does not notify Sellers’ Representative in writing of its approval or disapproval within five (5) Business Days, Sellers’ Representative shall provide Purchaser with a second copy of the Lease Proposal Notice. If Purchaser does not notify Sellers’ Representative in writing of its approval or disapproval within five (5) Business Days of Purchaser’s receipt of the second copy of the Lease Proposal Notice, Purchaser shall be deemed to have disapproved the transaction described in such notice. If Purchaser disapproves or is deemed to have disapproved such request, then Purchaser promptly upon written request from Sellers’ Representative shall specify in writing the reasons for such disapproval.

(b) Sellers shall be responsible for all tenant improvement costs, tenant allowances, tenant rent abatements, leasing commissions, landlord work and other allowances payable by Owner as set forth on Exhibit L and all leasing commissions payable by Owner as set forth on Exhibit K. If the Closing occurs, Purchaser shall receive a credit against the Purchase Price for and shall be responsible for all tenant improvement costs, tenant allowances, tenant rent abatements, leasing commissions, landlord work and other allowances set forth on Exhibit L that have not been paid before Closing.

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(c) Prior to the Closing Date, Sellers shall not permit Owner to enter into any new Contract for the Property or modification, renewal or termination of any existing Contract that would affect the Property after Closing, without the prior written consent of Purchaser, provided such consent is not unreasonably withheld or delayed. If Purchaser does not notify Seller’s Representative in writing of its consent or disapproval within three (3) Business Days after notice thereof from Sellers’ Representative, Sellers’ Representative shall provide Purchaser with a second notice. If Purchaser does not notify Sellers’ Representative in writing of its approval or disapproval within two (2) Business Days of Purchaser’s receipt of the second notice, Purchaser shall be deemed to have consented to such requested action. If Purchaser disapproves any such request, then Purchaser shall specify the reasons for such disapproval in writing promptly upon written request of Seller.

(d) Prior to the Closing Date, Sellers shall not permit Owner to amend or terminate the Operating Agreement without the written consent of Purchaser, provided such consent is not unreasonably withheld or delayed. If Purchaser does not notify Sellers’ Representative in writing of its consent or disapproval within five (5) Business Days after notice thereof from Sellers’ Representative, Purchaser shall be deemed not to have consented to such requested action.

(e) At all times prior to Closing, Sellers shall cause Owner to continue to conduct business with respect to the Property substantially in the same manner in which said business has been heretofore conducted, and insure the Property substantially as it is currently insured.

(f) Sellers agree to cause the Management Waiver to be executed and delivered on or before Closing.

(g) Sellers acknowledge that it is the intention of the Purchaser to terminate the employment of each of the Housekeeping Employees concurrently with the Closing and to offer concurrently with the Closing to hire the Housekeeping Employees as employees of Feldman Equities Management, LLC, which is an Affiliate of Purchaser. Sellers agree that any and all costs or expenses attributable to the employment of the Housekeeping Employees prior to the Closing shall be the responsibility of the Sellers including, without limitation [i] any obligations for salary, benefits, vacation pay or sick time, [ii] claims of discrimination or other breaches of applicable legal requirements in connection with the Housekeeping Employees (including employment applicants who are not hired or prior employees whose employment is previously terminated), and [iii] claims by third parties arising from actions of the Housekeeping Employees (to the extent not covered by Seller’s insurance).

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ARTICLE 7. REPRESENTATIONS, WARRANTIES AND COVENANTS

     Section 7.1.     Purchaser’s Representations. Purchaser hereby represents, warrants, covenants, and acknowledges to Sellers as of the date hereof and as of the Closing as follows:

(i) Purchaser acknowledges that it or its Affiliates are experienced and sophisticated owners of commercial real estate projects such as the Property and that it will have a full and complete opportunity to conduct such investigations, examinations, inspections and analyses of the Subject Interests and the Property as Purchaser, in its absolute discretion, may deem appropriate. Purchaser further acknowledges that, except for Representations of Sellers’ Representative and any other express written representations of the Sellers’ Representative contained in this Agreement or other documents delivered by Sellers or Sellers’ Representative in connection with this Agreement, Purchaser has not relied upon any statements, representations or warranties by Sellers or any agent of Sellers.

(b) Purchaser recognizes and acknowledges that the Improvements occupied by Sears, J. C. Penney and Dillard’sare owned in fee by those Anchor Tenants, respectively, and ownership thereof is not vested in Owner.

(c) Purchaser agrees that the Subject Interests, and indirectly the Property, shall be sold and that Purchaser shall accept possession of the Property on the Closing Date strictly on an “AS IS, WHERE IS, WITH ALL FAULTS” BASIS, with no right of set-off or reduction in the Purchase Price except as provided in this Agreement, and that, except for the Representations of Sellers’ Representative and any other express written representations of Sellers’ Representative contained in this Agreement or other documents delivered by Sellers or Sellers’ Representative in connection with this Agreement, such sale shall be without representation or warranty of any kind, express or implied, including any warranty of income potential, operating expenses, uses, merchantability or fitness for a particular purpose, or any warranty of matters pertaining to health, safety or the environment, and Sellers and Sellers’ Representative do hereby disclaim and renounce any such representation or warranty. Purchaser specifically acknowledges that, except for the Representations of Sellers’ Representative and any other express written representations of Sellers’ Representative contained in this Agreement or other documents delivered by Sellers or Sellers’ Representative in connection with this Agreement, Purchaser is not relying on any representations or warranties of any kind whatsoever, express or implied, from Sellers or Sellers’ Representative, or any broker or other agents as to any matters concerning the Subject Interests or the Property. Purchaser understands the legal significance of the foregoing provisions and acknowledges that they are a material inducement to Sellers’ willingness to enter into this Agreement.

(d) This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

(e) There are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser which, if determined adversely to Purchaser, would adversely affect Purchaser’s ability to perform its obligations hereunder or Sellers’ ability to receive the Deposit in accordance with the terms hereof.

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(f) No authorization, consent, approval of any Governmental Authority (including courts) is required for the execution and delivery by Purchaser of this Agreement or the performance of its obligations hereunder.

     Section 7.2.     Representations of Sellers and Sellers’ Representative. Except as set forth in the Reports or as otherwise disclosed in writing to Purchaser, Sellers represent, warrant, covenant and acknowledge to Purchaser as set forth in this Section 7.2:

(a) Concerning Owner.

(i) Owner is a limited liability company duly formed and validly existing under the laws of the Commonwealth of Kentucky and is duly qualified to do business in the State of Ohio. Owner has the requisite power and authority to own or lease and operate its properties and assets and to carry on its business as now conducted.

(ii) Sellers have delivered, or caused to be delivered, to the Purchaser copies of Owner’s certificate of formation and limited liability company agreement and all amendments thereto and such copies are true and complete as of the date hereof. Such certificate of formation and limited liability company agreement are and have been the only operative agreements in effect governing the operation and organization of Owner. No change or amendment will be made to such certificate of formation or limited liability company agreement from the date hereof through the Closing without the prior written consent of the Purchaser.

(iii) Sellers are, and at all times since Owner’s formation have been, the sole members of Owner and Sellers collectively own all of the Subject Interests.

(iv) The Subject Interests have been duly authorized and duly and validly issued and are free and clear of all liens. There are no outstanding (A) options, warrants or other rights to acquire any of the equity interests in Owner, (B) securities convertible into or exchangeable for equity interests in Owner or any other interests in Owner, or (C) other commitments of any kind for the issuance of additional equity interests, options, warrants or other securities in Owner.

(v) Except for the management rights granted to David Hocker & Associates, Inc., a Kentucky corporation, management of Owner is solely vested in the Sellers’ Representative.

(vi) Owner does not have, and has not since its formation had, any employees except for Housekeeping Employees as more particularly described in Exhibit Y. None of the Housekeeping Employees is covered by any contract between a union and the Owner, or any ERISA, pension, employee benefit or similar plan.

(vii) Owner does not have, and has not since its formation had, any employee benefit or welfare plan.

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(viii) Except as set forth in Exhibit Z hereto, there are no filed or, to the best of the knowledge of Sellers’ Representative, threatened claims, actions, suits, labor disputes, grievances, administrative or arbitration or other proceedings or investigations against Owner or its assets or properties before or by any Governmental Authority or any other third party. Except as set forth on Exhibit P attached hereto, Owner has no liabilities or obligations of any nature whatsoever (whether known or unknown, and whether absolute, accrued, contingent or otherwise), except current accounts payable set forth on Exhibit P attached hereto

(ix) Owner does not own or lease, and has not since its formation owned or leased, any assets other than the Property.

(x) Owner does not maintain deposit accounts, spread accounts, yield supplement reserve accounts, operating accounts, trust accounts, trust receivable accounts or other accounts of any kind or nature into which funds of Owner are deposited from time to time other than those set forth on Exhibit M, and no individuals are authorized to draw thereon or make withdrawals therefrom other than those listed on Exhibit M.

(xi) Owner’s taxpayer identification number is as shown on Exhibit EE.

(xii) Owner only does business in the State of Ohio.

(xiii) Owner does not own, control or hold with the power to vote, directly or indirectly, any shares of capital stock or beneficial interest in any corporation, partnership, limited liability company, associates, joint venture or other entity.

(xiv) Owner has made no loans or advances to any party.

(xv) The balance sheet of Owner as of December 31, 2004 (the “Balance Sheet”), attached hereto as Exhibit Q, fairly presents the financial position of Owner as of such date. The Balance Sheet, has been prepared in accordance with generally accepted accounting principles, consistently applied, and in a manner substantially consistent with prior financial statements of Owner. The un-reviewed and un-audited operating statement of the Company as of December 31, 2004 (the “Operating Statement”), attached hereto as Exhibit R, fairly presents the results of operations of the Company for the twelve (12) months then ended and has been prepared in a manner substantially consistent with the Balance Sheet, except for differences resulting from normally occurring audit adjustments, including income tax and tax accrual adjustments and certain GAAP adjustments, or as noted in the Operating Statement or the notes thereto. Except as contemplated by or permitted under this Agreement, each of the Balance Sheet and Operating Statement do not, as of the date thereof, include or omit any material asset or include or omit to state any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders either the Balance Sheet or Operating Statement, in light of the circumstances under which they were made, materially misleading. Owner has not suffered any material adverse change in its financial condition since December 31, 2004.

(xvi) Other than as disclosed on Exhibit S attached hereto, none of Owner or the Sellers, nor, to the best of the knowledge of Sellers’ Representative, any of the Tenants has either filed or been the subject of any filing of a petition under the Federal Bankruptcy Law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors.

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(xvii) All returns, declarations, reports, claims for refunds, information returns or statements and other forms relating to all fees (including without limitation documentation, recording, license, and registration fees), taxes (including without limitation net income, alternative, unitary, alternative minimum, minimum franchise, value added, ad valorem, income, receipts, capital, excise, sales, use, leasing, fuel, excess profits, turnover, occupational, property (personal and real, tangible and intangible), transfer, recording and stamp taxes, levies, imposts, duties, charges, fees assessments, or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, and any transaction privilege or similar taxes) imposed by or on behalf of a governmental authority, together with any and all penalties, fines, additions to tax and interest thereon (the “Taxes”), including any schedule or attachment thereto, and including any amendment thereof (the “Tax Returns”) required to be filed by the Owner have been accurately prepared in all material respects and timely filed. All Taxes for which Owner may be held liable (whether or not appearing on such Tax Returns) and which are now due and payable have been paid or accrued within the prescribed period or any extension thereof. All Taxes required to be withheld by Owner or including, but not limited to, Taxes arising as a result of payments or distributions (or amounts allocable) to foreign partners or foreign persons or to employees of Owner, have been collected and withheld, and have been either paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books and records of Owner. There are no Tax liens upon the Owner’s Property, except for liens for current Real Estate Taxes not yet due and payable. Neither the Sellers nor the Company has ever taken any action, or failed to take any action, that would cause Owner to be treated as an association taxable as a corporation for income tax purposes. Owner has not received from any governmental authority any written notice of proposed adjustment, deficiency or underpayment of any Taxes pertaining to the ownership or operation of the Property or Owner, and there are no claims with respect thereto that have been asserted or, to the best of the knowledge of Sellers’ Representative, threatened against Owner. There are no agreements for the extension of time for the assessment of any Taxes of Owner. There are no pending appeals of any Taxes of Owner.

(xviii) Except for the Senior Loan, Owner has no outstanding loans or other advances owing to any other party.

(xix) The documents set forth on Exhibit T attached hereto are the only documents evidencing or securing the obligations pertaining to the Senior Loan.

(xx) Owner does not utilize or otherwise conduct any business under any trademark, service mark or trade name. Owner has not been charged with, nor, to the best of the knowledge of Sellers’ Representative, has it infringed, or, is it threatened to be charged with infringement of, any patent, proprietary rights or trade secrets of others in the conduct of its business, and, to the date hereof, Owner has not received any notice of conflict with or violation of the asserted rights in intangibles or trade secrets of others.

(xxi) Except as set forth on Exhibit U attached hereto, there are no existing liabilities that require Owner to indemnify its direct or indirect owners or members for acts or omissions by such Persons acting on behalf of Owner or existing agreements to provide indemnification for such liabilities.

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(xxii) Effective as of the Closing, Sellers waive any claim for indemnification of any nature from Owner, including obligations or liabilities currently unknown to Sellers. Owner is not in violation of any applicable state or local laws, orders, rules, licenses, codes, rulings, regulations or other governmental or judicial orders pertaining to Owner relating to the organization of Owner.

(xxiii) Except in connection with the Senior Loan, Owner has not assigned or encumbered its interest in the Leases or Contracts.

(xxiv) Owner has not sold, transferred, conveyed, or entered into any unrecorded agreement regarding “air rights,” “excess floor area ratio,” “transferable density rights,” or other development or density rights or restrictions relating to the Real Property.

(xxv) Northgate Marketing, Inc. (“NMI”) is a corporation organized and validly existing and in good standing under Ohio law that is wholly owned by Owner. NMI is not a party to any contract other than those contracts identified in Exhibit CC to this Agreement (“NMI Contracts”), and has no liabilities of any nature, actual or contingent, except pursuant to the NMI Contracts. Accurate and complete copies of the NMI Contracts and articles of incorporation and bylaws and minute book of NMI have been provided to Purchaser.

(b) Concerning Sellers and Seller’s Representative.

(i) Holdings is a corporation and Group is a limited liability company, each duly formed and validly existing under the laws of the Commonwealth of Kentucky.

(ii) [intentionally omitted]

(iii) Sellers are, and at all times since the Company’s formation have been, the sole members of the Company and the Sellers hold title to all of the Subject Interests free of any liens or encumbrances. The Company is and has always been wholly owned by the Sellers and is and has always been a limited liability company treated as a reporting (and not taxpaying) entity for federal income tax purposes. No taxing authority has taken a position inconsistent with such treatment.

(iv) [intentionally omitted]

(v) [intentionally omitted]

(vi) [intentionally omitted]

(vii) [intentionally omitted]

(viii) [intentionally omitted]

(ix) [intentionally omitted]

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(x) The taxpayer identification number of Holdings is 61-1368084.

(xi) The taxpayer identification number of Group is 61-1368063.

(xii) [intentionally omitted]

(xiii) Sellers’ Representative shall cause the 2004 Tax Returns and the final Tax Returns of the Owner to be prepared and submitted to Purchaser for review at least fifteen (15) days prior to the applicable due date for filing such Tax Returns with the appropriate government agencies. Each such 2004 Tax Return of the Owner shall be prepared in a manner consistent with the treatment of the Owner as a limited liability company taxed as a partnership for income tax purposes. Sellers’ Representative shall cause such 2004 Tax Returns of the Owner to be timely filed with all appropriate government agencies.

(c) Concerning the Sellers and Sellers’ Representative.

(i) This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable against the Sellers in accordance with its terms.

(ii) Except to the extent, if any, set forth in Exhibit Z hereto, there are no actions, suits or proceedings pending or, to the best of the knowledge of Sellers’ Representative, threatened, against or affecting any Seller which, if determined adversely to any Seller, would adversely affect its ability to perform such Seller’s obligations hereunder.

(iii) Sellers have good and marketable title to the Subject Interests, and Sellers have not previously sold, conveyed or transferred the Subject Interests or right, title or interest therein.

(iv) Each Seller has the full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under, all documents required to be executed and delivered by it pursuant to this Agreement.

(v) Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) to the best of the knowledge of Sellers’ Representative, any Applicable Laws, (2) any agreement or instrument to which any Seller is a party or by which it is bound, or (3) any agreement or instrument to which Owner is a party or by which it is bound or (b) results in the creation or imposition of any lien, charge or encumbrance upon any Seller’s property pursuant to any such agreement or instrument.

(vi) Except for the consent of the Senior Lender, no authorization, consent, or approval of any Governmental Authority (including courts) or any other Person which has not already been obtained is required for the execution and delivery by the Sellers and the Sellers’ Representative of this Agreement or the performance of their obligations hereunder.

(vii) [intentionally omitted]

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(viii) At Closing Sellers’ Representative Guarantor will have, and at all times thereafter while he has potential indemnification obligations under this Agreement or under the Guaranty, will maintain a net worth (computed on a market value basis) in excess of Ten Million Dollars ($10,000,000.00).

(d) Concerning the Property.

(i) (1) Sellers’ Representative has delivered, or caused to be delivered, to Purchaser complete copies of the Leases, and (2) each of the Leases is in full force and effect.

(ii) Except as set forth on Exhibit P hereto, none of Sellers or Owner has received any written notice from (1) any Tenant claiming that Owner is currently in default in any of its obligations as landlord under such Tenant’s Lease or (2) any Person claiming that any Tenant is currently in default in any obligation under its Lease.

(iii) Except as set forth on Exhibit I: (y) no Rent has been paid by any Tenant more than one month in advance, and (z) no Security Deposits have been paid to Owner or its agents.

(iv) Sellers’ Representative has delivered, or caused to be delivered, to Purchaser complete copies of the Operating Agreement and the Operating Agreement is in full force and effect. To the best knowledge of Sellers’ Representative, no party to the Operating Agreement is in breach of any obligation thereunder.

(v) Owner has not entered into any commitments or agreements with any Governmental Authorities affecting the Property except for agreements complete copies of which were delivered to Purchaser prior to the execution of this Agreement.

(vi) None of Sellers or Owner has received any written notice from any Governmental Authority that there currently is any pending environmental, land use, zoning, condemnation or eminent domain proceeding relating to the Real Property. There are not currently any filed or, to the best of the knowledge of Sellers’ Representative, threatened, any land use, zoning, condemnation or eminent domain proceedings relating to the Real Property.

(vii) None of Sellers or Owner has received any written notice from any Governmental Authority asserting the existence or requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any applicable federal, state, county or municipal law, code, rule or regulation (including any of the same pertaining to Hazardous Substances or the Americans with Disabilities Act), which has not been cured.

(viii) Except for suits and other litigation set forth on Exhibit Z attached to and made a part hereof, (a) neither Owner nor any Seller is a defendant in any litigation, (b) none of Sellers or Owner has received any written notice that any such litigation is pending or currently threatened, and (c) to the best of the knowledge of Sellers’ Representative, there is no such litigation pending or currently threatened.

(ix) Exhibit H attached to and made a part hereof contains a complete and accurate listing of all Contracts affecting the Property. Sellers’ Representative has delivered, or caused to be delivered, to Purchaser complete copies of all Contracts. None of Owner or the Sellers has received any written notice of any current and material default by any Person that is bound by any of the Contracts. To the best of the knowledge of Sellers’ Representative, there are not any current and material default by any Person that is bound by any of the Contracts. Other than as indicated on Exhibit H attached to and made a part hereof, all of the Contracts to which Owner is a party are terminable by Owner on thirty (30) days written notice.

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(x) Except as otherwise specified or described in the Reports:

(a) none of the Sellers or Owner has received any written notices relating to the Real Property’s compliance or non-compliance with any Environmental Laws, nor to the best of the knowledge of Sellers’ Representative, have any of the Sellers or Owner received any non-written notices with respect to such compliance;

(b) to the best of the knowledge of Sellers’ Representative, (1) the Sellers and the Owner have at all times been in compliance with Environmental Laws, and (b) all Tenants, occupants, and other users of the Real Property have been in compliance with Environmental Laws;

(c) to the best of the knowledge of Sellers’ Representative, no Hazardous Materials have been used, treated, stored, or disposed of at the Real Property except such minor amounts of Hazardous Materials necessary and customary in the operation of a shopping center, and then in material compliance with all Environmental Laws;

(d) to the best of the knowledge of Sellers’ Representative, there has been no release, discharge, or emission of Hazardous Materials at, on, under, or affecting the Real Property in quantities regulated by Environmental Laws;

(e) to the best of the knowledge of Sellers’ Representative, Owner and Sellers have not, and no third party has, disposed of Hazardous Materials at, on, under, or affecting the Real Property;

(f) none of Owner or the Sellers have been named or designated as a generator, disposer, transporter, or other responsible party or potentially responsible party (as such terms are generally utilized in Environmental Laws) in any on- or off-site use, treatment, storage, or disposal of Hazardous Materials; and

(g) to the best of the knowledge of Sellers’ Representative, Owner and the Sellers have no liability or potential liability for damages, claims, fines, or penalties relating to any Hazardous Materials or violations of Environmental Laws.

(xi) The amounts and due dates of all leasing commissions and brokerage fees payable now or hereafter with respect to any Lease or other part of the Property, and the applicable Lease or other portion of the Property to which those sums pertain, respectively, are accurately and completely set forth on Exhibit K attached to and made a part hereof.

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(xii) Owner holds fee simple title to the Real Property and, except as set forth on Exhibit N hereto, title to the Personal Property, free of liens or encumbrances in each case except for the Permitted Exceptions.

(xiii) Except as disclosed in the Title Commitment, there are, to the best of the knowledge of Sellers’ Representative, no special taxes or assessments that have been enacted but not yet levied upon any of the Real Property by a Governmental Authority. All real property taxes and assessments and Operating Expenses due and payable in respect of the Real Property have been paid prior to becoming delinquent or, by the Closing Date, will have been paid.

(xiv) Owner has not granted to any Person any currently effective option to purchase or right of first refusal with regard to Owner’s interest in the Real Property.

(xv) At the time of Closing there will be no outstanding written or oral contracts made by Sellers or Owner for any improvements to the Real Property which have not been fully paid for and Sellers shall cause to be discharged all mechanics’ and materialmen’s liens arising from any labor or materials furnished to the Real Property prior to the time of Closing.

(xvi) Sellers’ Representative does not know of any facts nor has Sellers’ Representative failed to disclose any fact which would prevent Purchaser from using and operating the Real Property after Closing as a shopping center.

(xvii) There are no obligations in connection with the Property which will be binding upon Owner after Closing, except (i) matters which are set forth in the Title Commitment, (ii) the Contracts to which Owner is a party, and (iii) the Leases.

(xviii) There are no tenant allowances, tenant improvement costs, landlord’s work obligations or leasing commissions owed by Owner that are not disclosed on Exhibit L attached hereto.

(xix) Owner is not a party to or bound by any collective bargaining or union agreement with respect to the Shopping Center.

(xx) Sellers’ Representative shall use its best efforts to obtain the Federated Estoppel.

(xxi) To the best of the knowledge of Sellers’ Representative, other than as may be disclosed in the Reports, there are no structural deficiencies in the Shopping Center.

(xxii) Sellers’ Representative shall cause the existing David Hocker & Associates’ insurance policies covering Owner to remain in effect until Closing and shall take such actions and/or execute such documents as are reasonably requested by Purchaser (but at no additional cost or expense to Sellers) to cause such coverage to remain in effect post-Closing as to any pre-Closing liabilities of Owner. Coverage under such insurance policies shall not be limited by the limitations of Sellers’ and Sellers’ Representative’s liability contained in this Agreement.

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(xxiii) There are no unpaid assessments under the Operating Agreement.

(xxiv) The Rent Roll attached hereto as Exhibit C is correct and accurate in all material respects as of the date thereof. Other than as disclosed on the Rent Roll, no brokerage or similar fee shall be due or payable on account of the exercise of, without limitation, any renewal, extension or expansion options arising under any of the Leases.

(xxv) To the best of the knowledge of Sellers’ Representative, no default exists and no event has occurred which, with the passage of time or the giving of notice could cause a default under the Senior Loan on the part of Owner, and all reserve accounts required to be funded under the Senior Loan are now and as of the Closing will be funded to the required extent.

     Section 7.3.     Knowledge of Sellers’ Representative. Whenever a representation is qualified by the phrase “to the best of the knowledge of Sellers’ Representative,” or by words of similar import, the accuracy of such representation shall be based solely on the actual (as opposed to constructive or imputed) knowledge, without independent investigation or inquiry in each case, of (i) David E. Hocker, and (ii) such other persons at a management or supervisory level who would, in the ordinary course of their responsibilities as employees or agents of the Sellers’ Representative, the Sellers, Owner or their Affiliates, receive notice from other agents or employees of Sellers’ Representatives, the Sellers, Owner or their Affiliates or from other Persons of any of the matters described in the representations and warranties in this Agreement which are limited by the knowledge of Sellers’ Representative.

     Section 7.4.     Limited Representations. Purchaser, Sellers and Sellers’ Representative understand and acknowledge that the other parties make no representation or warranty, express or implied, except as expressly set forth in this Agreement and any documents delivered by them, respectively, in connection with this Agreement. Purchaser, Seller and Sellers’ Representative agree to notify the other parties promptly upon learning of any material inaccuracy in any of the representations and warranties made by them, respectively, to the other.

     Section 7.5.     Survival of Representations. The representations and warranties of Sellers’ Representative, Sellers and Purchaser, respectively, expressly set forth in this Agreement and in any documents delivered by them, respectively, in connection with this Agreement shall survive the Closing subject to the limitations set forth in Section 10.4 and shall not be merged into any documents delivered at Closing.

ARTICLE 8. CLOSING

     Section 8.1.     Closing Date. The Closing shall take place at 10:00 a.m. on the Closing Date. Notwithstanding the foregoing, if the conditions precedent to Purchaser’s obligations hereunder have not been fully satisfied as of the Closing Date, Purchaser shall have the option, in its sole discretion, to (a) terminate this Agreement in which case the rights of the parties will be as set forth in Section 10.1 below, (b) waive such condition and proceed with the Closing, or (c) extend the Closing Date for a reasonable period of time, not to exceed thirty (30) days after the initially scheduled Closing Date, in order allow for satisfaction of such closing condition. Unless the parties otherwise agree in writing, the Closing shall be conducted through a customary escrow arrangement with the Title Company and, on or before the Closing Date, Sellers’ Representative shall deliver, or caused to be delivered, to the Title Company the documents listed in Section 8.2(a)-(e) and the Purchaser shall deliver to the Title Company the documents and funds described in Section 8.3. The remaining materials described in Section 8.2 shall be delivered, to the extent required pursuant to this Section 8.2, directly from Sellers or Sellers’ Representatives to Purchaser (or Purchaser’s property manager) on or before the Closing Date.

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     Section 8.2.     Seller’s Closing Deliveries. At the Closing, Sellers shall execute and deliver or cause to be delivered to Purchaser, at Sellers’ sole expense, each of the following items:

(a) An original of the Assignment of Membership Interests duly executed by each of the Sellers.

(b) A certificate updating the Representations of Sellers’ Representative substantially in the form of Exhibit G.

(c) A duly-executed original of the Closing Statement.

(d) A duly executed original FIRPTA Affidavit for each Seller under Section 1445 of the Code in substantially in the form of Exhibit AA attached hereto.

(e) An original of the Escrow Agreement executed by the Sellers.

(f) Evidence that all consents, if any, required to sell and assign the Subject Interests have been obtained by Owner and Sellers.

(g) Certificates of good standing, dated not more than ten (10) days prior to the Closing Date issued by the Secretary of State of the Commonwealth of Kentucky with respect to the Owner and each Seller.

(h) Copies of the certifications of formation of Owner certified by the Secretary of State of the Commonwealth of Kentucky as of a date not more than ten (10) days prior to the Closing Date.

(i) Originals of the limited liability company agreements of Owner and originals of any certificates evidencing the ownership of the membership interests in Owner.

(j) Originals of all Leases.

(k) All keys in Owner’s or Sellers’ possession or control to all equipment and locks on the Improvements.

(l) Originals or copies of all Contracts and all other documents in the possession or control of Sellers or Owner and material to Purchaser’s operation of the Property on behalf of Owner, including all certificates of occupancy, permits, licenses, approvals, plans, specifications, guaranties and warranties relating to the Property and in Sellers’ or Owner’s possession or control.

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(m) Either (i) an owner’s title policy in the form of the Title Commitment approved by the Purchaser pursuant to Section 4.1 hereof, or (ii) a date-down endorsement of the Owner’s existing owner’s title policy bringing forward title in a manner reasonably acceptable to Purchaser. The title policy or date down endorsement shall include any and all additional title endorsements reasonably required by Purchaser.

(n) Originals of all books and records, tax reports, tax returns, bank accounts (for the bank accounts being transferred to Purchaser) and similar records of Owner and the Company.

(o) Original of the consent from the Senior Lender, in form and substance reasonably acceptable to Purchaser, together with evidence that all fees payable to Senior Lender have been paid or will be paid concurrently with the Closing.

(p) Evidence reasonably acceptable to the Purchaser that the existing management agreement for the Real Property has been terminated.

(q) Evidence reasonably acceptable to Purchaser that the Hager Redemption has been effected.

(r) [intentionally omitted]

(s) A copy of the Survey of the Real Property, (i) signed by the surveyor or engineer preparing the Survey, (ii) acceptable to, and certified to, Purchaser and the Title Company and (C) in sufficient detail to allow Title Company to delete the survey exception from the title policy/endorsement referred to in Section 8.2(m) hereof.

(t) If obtained by the Sellers or the Sellers’ Representative, a copy of the Zoning Certificate.

(u) A current and accurate Rent Roll, certified by the Sellers’ Representative.

(v) A duly executed original of a representation letter from Owner or Seller's Representative to Purchaser's auditors substantially in the form of Exhibit Vattached hereto.

(w) Evidence that all officers and directors and managers, if any, of Owner have resigned from such capacities effective as of the Closing.

(x) Originals of all estoppel certificates delivered to Purchaser pursuant to Sections 6.1(d) or 6.1(e) hereof and, if obtained by the Sellers or the Sellers’ Representative, an original of the estoppel certificates described in Section 6.1(p) hereof. If the Borders Estoppel does not contain either the acknowledgement by Borders of its obligation to pay the Borders Improvement Allowance, or the affirmation or agreement of Borders to pay an increased monthly rent that includes provision for repayment of the Borders Improvement Allowance over the remaining term of the Lease to Borders, Sellers shall pay to Purchaser, as an adjustment to the Purchase Price, an amount (the “Borders Deficiency”) equal to the difference between the Borders Improvement Allowance and so much thereof, if any, as to which Borders acknowledges its obligation to pay the same to Owner. In the event that Sellers are required to pay the Borders Deficiency, Sellers shall have the right subsequent to Closing to seek to collect the same from Borders pursuant to the exercise of such remedies as Sellers elect, except the Sellers may not exercise any remedy that purports to dispossess Borders of possession of the premises leased by it at the Property or to prevent the payment of rent by Borders to Owner or the performance by Borders or Owner of their other respective rights and obligations under the Lease between Borders and Owner.

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(y) A legal opinion of counsel to Sellers, Sellers’ Representative and Sellers’ Representative Guarantor addressing the power and authority of each of Sellers, Sellers’ Representative and Sellers’ Representative Guarantor to enter into and perform its obligations under this Agreement and the due existence of Sellers’ Representative, in substantially the form set forth on Exhibit J.

(z) Certificates of foreign qualification, dated not more than ten (10) days prior to the Closing Date, issued by the Secretary of State of the Ohio with respect to Owner.

(aa) A certificate updating the Ownership Representations substantially in the form of Exhibit G-1.

(bb) If obtained by the Sellers’ Representative, the Updated Survey.

     Section 8.3.     Purchaser’s Deliveries. At the Closing, Purchaser shall deliver to Sellers (or cause to be delivered) the following items:

(a) Immediately available funds sufficient to pay the Purchase Price (less the Deposit and any adjustments provided under this Agreement) and Purchaser’s share of all escrow costs and closing expenses.

(b) Duly executed original of the Assignment of Membership Interests and the Closing Statement.

(c) Documents reasonably acceptable to Purchaser effecting the conveyance of the Northgate Investments Property to Purchaser.

     Section 8.4.     Hart-Scott-Rodino. Sellers and Purchaser have each independently determined that the execution of this Agreement and the consummation of the transactions contemplated hereby are exempt from the filing and waiting period requirements of Section 7A of the Clayton Act, as added by Section 201 of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. Section 18a, and the rules and regulations promulgated thereunder (“HSR Act”). In making such determination, each of the Sellers and Purchaser did not and shall not rely on any written or oral statement, representation or warranty made by or on behalf of another party, whether or not contained in this Agreement, as to the applicability of the HRS Act to the transactions contemplated hereby.

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Section 8.5. Costs and Prorations

(a) General. All rentals, revenues and other income generated by the Property and all utilities, Real Estate Taxes, ground lease rents, debt service on the Senior Loan, maintenance charges and other Operating Expenses incurred in connection with the ownership, management and operation of the Real Property shall be paid or shall be prorated, as among Sellers and Purchaser as ultimate owners of the Property, between the parties in accordance with the provisions of this Section 8.5. For purpose of the prorations and adjustments to be made pursuant to this Section 8.5 Purchaser shall be deemed to own the Subject Interests, and therefore possess ultimate ownership of the Property, and therefore be entitled to any revenues and be responsible for any expenses for the period beginning at 12:01 a.m. on the day Closing is completed. Any apportionments and prorations which are not expressly provided for in this Section 8.5 shall be made in accordance with the customary practice in the area in which the Shopping Center is located. Five (5) Business Days prior to the Closing the Sellers shall submit to Purchaser for its approval an initial proration of all items of income and expenses listed below, on the basis of cash receipts and expenditures as of the Business Day prior to the Closing. Any net adjustment in favor of Purchaser shall be credited against the Purchase Price at the Closing. Any net adjustment in favor of Sellers shall be paid at the Closing by Purchaser to Sellers in the same manner as the Purchase Price. A copy of the Closing Statement agreed upon by Seller’s Representative and Purchaser shall be executed by Sellers and Purchaser at the Closing. Within twenty (20) Business Days after the end of the first calendar month after the Closing and thereafter within twenty (20) Business Days after the end of each calendar quarter, Purchaser will provide Seller’s Representative with a statement (the “Monthly or Quarterly Statement”), setting forth on a line by line basis the items of income and expense realized or paid in cash during the previous month or quarter, and requiring the settlement and payment to the applicable party of such amounts within twenty (20) days thereafter.

(b) Rent. Rent shall be prorated at the Closing in accordance with the following provisions:

(c) Minimum and Percentage Only Rent.

               (1)      All minimum or percentage only rent payments collected on or before the Closing Date for the month in which the Closing Date occurs shall be prorated as between the parties as of the Closing Date. Neither Seller nor Purchaser shall be obligated to pay to the other party at Closing any rents not yet collected.

               (2)      All rent collected after the Closing Date shall be applied first to the rent due for the month in which such rent was collected and shall then be applied to the next most recent delinquent rent, including any rent which was not collected for any period prior to the Closing Date. Delinquent rent amounts collected with respect to any period prior to the Closing Date shall belong to the Seller.

               (3)      All rent collected by the Seller, prior to the Closing Date, for months subsequent to the month in which the Closing Date occurs shall be paid to the Purchaser on the Closing Date.

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               (4)      All rent collected for rental periods on or after the Closing Date shall belong to the Purchaser and, if paid to the Sellers shall be promptly sent to the Purchaser.

               (5)      Purchaser shall not be required to institute an action or proceeding to collect any Delinquent Rent, but shall use commercially reasonable efforts to collect same without any obligation to expend funds in connection therewith. Sellers shall be permitted to take any action against a then current Tenant owing Delinquent Rent for the collection of same; provided, however, that Sellers shall not be permitted to cause a then current Tenant to be dispossessed from the space such Tenant leases in the Shopping Center. As of the date of the Final Closing Adjustment, any Delinquent Rent which has not as yet been paid shall automatically become the property of Purchaser.

(d) Percentage Rent. Percentage Rent (if any) payable by a Tenant under its Lease shall be separately prorated with respect to the lease year thereunder in which the Closing occurs on a per diem basis as and when collected. Such fiscal year for determination and payment of Percentage Rent in which the Closing occurs is hereinafter referred to as the “Applicable Percentage Rent Fiscal Year.” Until the Final Closing Adjustment, (A) Sellers shall initially retain all monthly or quarterly interim payments of Percentage Rent made by each Tenant for its Applicable Percentage Rent Fiscal Year before the Closing and (B) Purchaser shall initially retain all monthly or quarterly interim payments of Percentage Rent made by each Tenant for its Applicable Percentage Rent Fiscal Year on and after the Closing. Sellers and Purchaser shall prorate the total Percentage Rent due from each Tenant for the Tenant’s Applicable Percentage Rent Fiscal Year as a part of the Final Closing Adjustment pursuant to Section 8.5(m).

(e) Common Area, Food Court and Real Estate Tax Reimbursements. Sellers shall be responsible for all common area, food court and real estate charges incurred prior to the Closing and the Purchaser shall be responsible for the same subsequent to the Closing.

               (1)      Certain of the Leases provide that the Tenants thereunder are required to reimburse the lessor for a portion of these operating and maintenance costs incurred by the lessor for such periods as are set forth in the various Leases and certain other agreements pertaining to the Property require similar reimbursements.

               (2)      Common area, food court and real estate tax reimbursements with respect to the portion of 2005 occurring prior to Closing will have been received by the Sellers from tenants based on estimated expenses and shall belong to the Seller. Final adjustments with tenants will be made by the Purchaser in 2006 based on actual expenses incurred. Sellers will provide the Purchaser any supporting documentation required under the leases or other agreements for the period from January 1, 2005 until the Closing. In the event it is found that any Tenants of the Property were over-billed or under-billed for common area maintenance (CAM), insurance, food court or real estate taxes for the calendar year of Closing, the parties shall readjust the Closing statement to reflect such change within one hundred eighty (180) days of the end of such calendar year and the party owing any amount shall reimburse the party to whom such amount is owed within twenty (20) days after such adjustment occurs. All Real Estate Tax payments required to be made by tenants during calendar year 2005 (and any amounts payable by or returned to tenants following the end of 2005 reconciliation of Real Estate Taxes) shall be deemed to apply to Real Estate Taxes accruing during 2005 (i.e. tenants are deemed to be paying Real Estate Taxes on an accrual basis). In no event shall Seller be entitled to any credit or payment for 2004 or prior year Real Estate Taxes, except for any amounts that are included within amounts past due from tenants as of the Closing.

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(f) Lease Concessions. The Purchase Price shall be adjusted at Closing for any leasing commissions, brokerage fees, free rental periods, tenant improvement costs or other allowances and costs, in accordance with Section 6.5(b).

(g) Taxes and Assessments.

(i) Proration of Taxes at Closing. All Real Estate Taxes assessed against the Property (other than any fines or penalties, the payment of which on or before Closing shall be the responsibility of Sellers solely), shall be prorated, as between Sellers and Purchaser, as of the Closing Date as follows: the tax bill for Real Estate Taxes accruing (whether or not payable) during the 2005 calendar year shall be prorated as between Sellers and Purchaser, based upon the actual current tax bill and the number of days the Subject Interests were owned by Sellers and Purchaser, respectively, during the Calendar Year of Proration. If the most recent tax bill received by Owner before the Closing is not the tax bill for Real Estate Taxes accruing (whether or not payable) during the 2005 calendar year, then Sellers and Purchaser shall initially prorate the Real Estate Taxes at the Closing by applying one hundred percent (100%) of the tax rate for the period covered by the most current available tax bill to the latest assessed valuation, and shall re-prorate the Real Estate Taxes retroactively at the Final Closing Adjustment. All unpaid Real Estate Taxes accruing for any period of time prior to calendar year 2005 shall be charged to Sellers and credited to Purchaser at Closing.

(ii) Post-Closing Refunds of Taxes. Any refunds of Real Estate Taxes made after the Closing shall be held in trust and shall first be applied to the unreimbursed third-party costs incurred in obtaining the refund, then paid to any Tenants who are entitled to the same and the balance, if any, shall be paid, on a pro rata basis, to Sellers (for the period prior to the Closing Date) and to Purchaser (for the period commencing on and after the Closing Date).

(iii) Pending Tax Proceedings. If any proceeding to determine the assessed value of the Real Property or the Real Estate Taxes payable with respect to the Real Property has been commenced before the date hereof and shall be continuing as of the Closing Date, Purchaser shall be authorized, at Purchaser’s sole option, to continue to prosecute or to terminate such proceeding. If such proceeding is continued, Sellers shall be entitled to any abatement proceeds therefrom (in excess of the customary and reasonable costs of such proceeding incurred to persons or parties not employees of Purchaser) allocable to any period before the Closing. Sellers agree to cooperate with Purchaser and to execute any and all documents reasonably requested by Purchaser in furtherance of the foregoing.

(h) Operating Expenses. All Operating Expenses paid shall be prorated, as between Sellers and Purchaser, as of the Closing, based on the actual number of days in the month during which the Closing occurs. Sellers shall be responsible for all Operating Expenses attributable to the period before the Closing and Purchaser shall be responsible for all Operating Expenses attributable to the period on and after the Closing. To the extent commercially reasonable and practicable, Sellers and Purchaser shall obtain billings and meter readings as of the Business Day preceding the Closing to aid in the proration of charges for gas, electricity and other utility services which are not the direct responsibility of Tenants. If billings or meter readings as of the Business Day preceding the Closing are obtained, adjustments of any costs, expenses, charges or fees shown thereon shall be made in accordance with such billings or meter readings. If billings or meter readings as of the Business Day preceding the Closing are not available for any utility service, the charges therefor shall be adjusted at the Closing on the basis of the per diem charges for the most recent prior period for which bills were issued and shall be further adjusted at the Final Closing Adjustment on the basis of the actual bills for the current period.

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(i) Security Deposits. All security deposits made by any of the Tenants now held by the Owner, are shown on attached Exhibit I hereto and by this reference made a part hereof, shall be credited to Purchaser at the Closing. Effective upon Closing, Sellers’ Representative indemnifies and holds Purchaser harmless and free from any liability in reference thereto. Sellers shall cause any non-cash security deposits to be assigned to the Purchaser prior to or at the Closing.

(j) Promotional Funds or Merchant Association Funds. At Closing, any unspent promotion funds on deposit in, or in the process of being credited to, any account maintained for that purpose shall be credited as an addition to the Purchase Price in favor of Purchaser. Except as provided in the preceding sentence, there shall be no proration of any promotional or publicity charges or other costs and expenses paid from any promotional fund or by any merchants’ association on the Closing.

(k) Utility Deposits. Sellers shall be entitled to obtain a refund of all Utility Deposits and to retain all Utility Deposits so refunded. If any of the Utility Deposits is not refundable to Sellers at Closing without replacement by Purchaser, Purchaser shall either: (1) deliver the requisite replacement Utility Deposit to the utility company on or before the Closing Date, or (ii) pay to Sellers at the Closing the amount of such Utility Deposit, against a good and sufficient transfer by Sellers to Purchaser of all interest of Sellers in the Utility Deposit.

(l) Borders Deficiency. If applicable, the Purchase Price shall be reduced by the amount of the Borders Deficiency.

(m) Bank Accounts, Loan Escrow Accounts and Asbestos Remediation Costs.

(i) Bank Accounts. At the election of Sellers’ Representative, (i) all bank accounts of Owner shall be transferred to the name of the Sellers immediately prior to Closing, or (ii) all funds in any bank accounts of Owner shall be drawn in full immediately prior to Closing and paid to the Sellers. Such transfer or draw shall not affect the Purchase Price or be shown on the Closing Statement.

(ii) Loan Escrow Accounts. All escrow accounts held by the Senior Lender shall remain in the name of Owner after Closing. The amount of such escrow accounts shall be paid at the Closing by Purchaser to Sellers in the same manner as the Purchase Price.

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(n) Other Dispositions. The parties agree to the provisions of Exhibit FF attached hereto.

(o) Intentionally Omitted.

(p) Final Closing Adjustment. No later than one year from the Closing Date, Sellers and Purchaser shall make a final adjustment to the prorations pursuant to this subsection (i) (the “Final Closing Adjustment”). The Final Closing Adjustment shall be made in the following manner:

(i) General. All adjustments or prorations which could not be determined at the Closing because of the lack of actual statements, bills or invoices for the current period, the year-end adjustment of Additional Rent, the unavailability of final sales figures or amounts for Percentage Rent or any other reason shall be made as a part of the Final Closing Adjustment. Any net adjustment in favor of Purchaser shall be paid in cash or cash equivalent by Sellers to Purchaser no later than twenty (20) days after the Final Closing Adjustment. Any net adjustment in favor of Sellers shall be paid in cash or cash equivalent by Purchaser to Sellers no later than twenty (20) days after the Final Closing Adjustment.

(ii) No Further Adjustments. The Final Closing Adjustment shall be conclusive and binding upon Sellers and Purchaser and Sellers and Purchaser hereby waive any right to contest after the Final Closing Adjustment any prorations, apportionments or adjustments to be made pursuant to this Section 8.5.

(q) Closing Costs. Purchaser and Sellers shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. Except as otherwise provided in this Agreement, Purchaser shall pay (i) all costs associated with its due diligence, including the cost of appraisals, architectural, engineering and credit reports, (ii) one-half of any transfer tax, and (iii) all costs and fees required in order for Purchaser to assume the Senior Loan (including but not limited to any legal fees and expenses incurred by the Senior Lender and required to be paid on behalf of or reimbursed to Senior Lender as a condition to Senior Lender’s consent), except that the portion of any assumption or comparable fee required by the Senior Lender to be paid to it as a condition to its consent that exceeds $50,000 shall be paid by Sellers. Sellers shall pay (i) one-half of any transfer tax, (ii) survey costs, (iv) the cost of obtaining the Title Commitment, (v) all title insurance premiums and charges except for the cost of any endorsements required by Purchaser or required in order for Purchaser to assume the Senior Loan. Sellers and Purchaser shall share equally all other transfer, recordation, municipal and escrow costs and expenses.

     Section 8.6.     Tenant Notification Letters. Sellers’ Representative and Purchaser covenant and agree to execute, at Closing, a written notice (the “Tenant Notification Letters”) of the acquisition of the Subject Interests by Purchaser and the Purchaser’s right to manage the Real Property, in sufficient copies for transmittal to all Tenants and properly addressed to all such Tenants. Such Tenant Notification Letters shall be prepared by Purchaser and approved by Sellers’ Representative, which approval shall not be unreasonably withheld or delayed, shall notify the Tenants of the sale and transfer and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices, and other matters reasonably required by Purchaser or required by law. Unless a different procedure is required by applicable law, in which event such laws shall be controlling, Purchaser agrees to transmit or otherwise deliver such letters to the Tenants promptly after the Closing.

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     Section 8.7.     SEC Compliance. Owner and the Sellers will provide access to Purchaser’s representative to all financial and other information relating to Owner and the Property as is sufficient to enable them to prepare audited and pro-forma financial statements, in conformity with Regulation S-X of the Securities and Exchange Commission (the “Commission”) and any Registration Statement, report or disclosure statement to be filed with the Commission.

ARTICLE 9. COMMISSIONS
Section 9.1. Commissions.

(a) Sellers’ Representative represents and warrants to Purchaser that no brokerage fee or real estate commission is or shall be due or owing in connection with this transaction other than the commission payable to Granite Partners, L.L.C., which commission shall be paid by Sellers at Closing. Sellers’ Representative hereby indemnifies and holds Purchaser harmless from any and all claims of any broker or agent based on any action or alleged action of Sellers.

(b) Purchaser represents and warrants to Sellers that no brokerage fee or real estate commission is or shall be due or owing from Purchaser in connection with this transaction. Purchaser hereby indemnifies and holds Sellers harmless from any and all claims of any broker or agent based on any action or alleged action of Purchaser.

(c) The provisions of this Section 9.1 shall survive the Closing.

ARTICLE 10. TERMINATION AND DEFAULT

     Section 10.1.     Termination without Default. If the sale of the Subject Interests is not consummated due to (a) the failure of any condition precedent to Purchaser’s obligations expressly set forth in this Agreement or (b) Purchaser’s election to terminate this Agreement pursuant to Section 6.3 or Section 6.4, the Deposit, together with any and all other sums payable to Purchaser in such event in accordance with the express provisions of this Agreement, shall promptly be paid to Purchaser.

     Section 10.2.     Purchaser’s Default. If the sale contemplated hereby is not consummated because of a default by Purchaser in its obligation to purchase the Subject Interests in accordance with the terms of this Agreement, then: (a) this Agreement shall terminate; (b) the Deposit shall be paid to and retained by Sellers as liquidated damages; and (c) except for Purchaser’s Surviving Obligations and Purchaser’s obligations under Section 5.2, Sellers and Purchaser shall have no further obligations to each other. PURCHASER AND SELLERS ACKNOWLEDGE THAT THE DAMAGES TO SELLERS IN THE EVENT OF A BREACH OF THIS AGREEMENT BY PURCHASER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLERS IF THE TRANSACTION SHOULD FAIL TO CLOSE AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT AND UNDER THE CIRCUMSTANCES THAT SELLERS AND PURCHASER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH. SUBJECT TO SECTION 11.9. PURCHASER AND SELLERS AGREE THAT SELLERS’ RIGHT TO RETAIN THE DEPOSIT SHALL BE SELLERS’ SOLE REMEDY, AT LAW AND IN EQUITY, FOR PURCHASER’S FAILURE TO PURCHASE THE SUBJECT INTERESTS IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

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     Section 10.3.     Seller’s Default. If Sellers default in their obligation to sell the Subject Interests to Purchaser in accordance with the terms of this Agreement, then Purchaser may, at Purchaser’s option: (a) terminate this Agreement by giving written notice thereof to Sellers, in which event the Deposit will promptly be returned to Purchaser and Purchaser shall be entitled to recover all Damages incurred by it in connection with this Agreement and pursue all other remedies available under this Agreement (including Section 11.9), and as otherwise available at law or in equity; (b) waive such default and consummate the transactions contemplated hereby in accordance with the terms of this Agreement; or (c) specifically enforce this Agreement and recover any related costs pursuant to Section 11.9.

Section 10.4. Survival of Representations and Warranties.

(a) Except for [i] CAM Calculation Claims, and [ii] the Surviving Representations of the Sellers, all representations and warranties of the Sellers or Sellers’ Representative contained in or arising out of this Agreement shall survive the Closing for a period of one (1) year after the Closing Date.

(b) CAM Calculation Claims shall survive the Closing for a period of eighteen (18) months after the Closing Date.

(c) The Surviving Representations of the Sellers shall survive the Closing, subject to any applicable statute of limitations.

(d) Except for the Purchaser’s Surviving Obligations, which shall survive the Closing for a period of eighteen (18) months after the Closing Date (subject to any applicable statute of limitations), all representations and warranties of the Purchaser contained in or arising out of this Agreement shall survive the Closing hereunder for a period of one (1) year after the Closing Date.

Section 10.5. Indemnification by the Sellers’ Representative and Sellers.

(a) From and after the Closing, the Sellers’ Representative shall, in accordance with and subject to Section 10.8 hereof, indemnify, hold harmless and defend the Purchaser, its officers, directors, employees, agents, successors and permitted assigns (each a “Purchaser Indemnified Party”) against all Damages sustained or incurred by any Purchaser Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of (i) third party claims (including, without limitation, any fine, penalty or other liability imposed by a Governmental Authority) made with respect to the ownership or operation of the Property arising, accruing or related to the period prior to the Closing Date, (ii) any breach by a Seller or the Sellers’ Representative of any representation or warranty contained herein; (iii) any breach by a Seller or the Sellers’ Representative of any covenant made by the Sellers in this Agreement; (iv) liabilities of the Owner for the payment of money that accrued prior to the date of closing other than the Senior Loan and any liabilities prorated hereunder and any other liabilities expressly agreed hereunder or otherwise in writing to be assumed or paid by Purchaser or another Person other than Owner; and (v) liabilities that the Purchaser would not otherwise have suffered (directly or indirectly) had the Sellers caused Owner to transfer the Property to the Purchaser pursuant to this Agreement in lieu of transferring the ownership interests in the Company.

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(b) From and after the Closing, Sellers’ Representative Guarantor shall, in accordance with and subject to Section 10.8 hereof, indemnify, hold harmless and defend each Purchaser Indemnified Party against all Damages sustained or incurred by any Purchaser Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any breach of any of the Surviving Representations of the Sellers.

     Section 10.6.     Indemnification by the Purchaser. From and after the Closing, the Purchaser shall indemnify, hold harmless and defend the Seller Parties (each a “Seller Indemnified Party”) against all Damages sustained or incurred by any Seller Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any breach by Purchaser of any representation or warranty contained herein hereof.

     Section 10.7.     Indemnification Procedures. The following provisions shall apply to any claim for indemnification made pursuant to this Agreement by a party (“Indemnified Party”) of another (“Indemnitor”) as a result of a third party claim:

(a) An Indemnified Party shall give Indemnitor written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which such Indemnified Party may request indemnification hereunder as soon as is practicable and in any event within thirty (30) days of the time that such Indemnified Party learns of such claim, assertion, event or proceeding; provided, however, that the failure to so notify Indemnitor shall not affect rights to indemnification hereunder except to the extent that Indemnitor is actually prejudiced by such failure.

(b) Indemnitor shall have the right to direct, through counsel of its own choosing reasonably acceptable to the Indemnified Party, the defense or settlement of any such claim or proceeding at its own expense. If Indemnitor elects to assume the defense of any such claim or proceeding, Indemnitor shall be deemed to have admitted its liability to indemnify the Indemnified Party and shall consult with the Indemnified Party and the Indemnified Party may participate in such defense, in which case the expenses of the Indemnified Party shall be paid by the Indemnitor. The Indemnified Party shall provide Indemnitor with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Indemnitor in the defense or settlement thereof, and Indemnitor shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If Indemnitor elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless Indemnitor consents in writing to such payment or unless a final judgment from which no appeal may be taken by or on behalf of Indemnitor is entered against the Indemnified Party for such liability. If Indemnitor fails to defend or if, after commencing or undertaking any such defense, Indemnitor fails to diligently prosecute or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at Indemnitor’s expense and in that event if Indemnified Party proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnified Party shall give Indemnitor prompt written notice thereof, and Indemnitor shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

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Section 10.8. Limitation on Indemnities of Sellers' Representative and Sellers’ Representative Guarantor.

(a) [intentionally omitted]

(b) Any liabilities of the Sellers’ Representative may be satisfied out of the Escrow Account. Without limitation of the foregoing, it is specifically agreed that Purchaser shall be entitled to draw such amounts from the Escrow Account as are necessary in order for Purchaser to settle any bona fide objection by a Tenant to an invoice for common area maintenance or real estate taxes, or both, due under the Lease with that Tenant or any reconciliation statement for common area maintenance or real estate taxes for the year of Closing or prior years (but, in all of the foregoing cases, only to the extent that such bona fide objection results or is likely to result in a loss to Purchaser through Purchaser’s failure to receive payment for such invoice billed in accordance with Seller’s past practices or Purchaser suffers a claim by a Tenant for a credit to its account as a result of overpayment to Seller) based on the assertion by Tenant, as evidenced by written communication from or on behalf of the Tenant to the Owner, to the effect that such invoice or reconciliation statement was inconsistent with the requirements of such Tenant’s Lease; provided and expressly conditioned upon [i] Purchaser giving Sellers’ Representative a copy of the written communications from the Tenant and notice of Purchaser’s intention to draw specified amounts from the Escrow Account in order to settle same on or before three (3) Business Days prior to drawing any such amounts from the Escrow Account, and [ii] any and all such draws being effected on or before one (1) year from the Closing Date. Purchaser agrees to act in a commercially reasonable manner in responding to any claims by any Tenant or any other Person that could potentially result in liability to a Seller, Seller’s Representative or Sellers’ Representative Guarantor and/or result in the right of Purchaser to draw from the Escrow Account, in order to minimize such liability and/or the amount of the draw from the Escrow Account. Purchaser agrees to treat the existence of the Escrow Account in the same manner as Confidential Information and, without limitation, not disclose the existence of same to a Tenant unless required by law or court order, and to act in good faith and respond in all respects to any claim potentially resulting in liability for which Purchaser would have recourse to the Escrow Account as if Purchaser were defending a claim only against Purchaser and without recourse to the Escrow Account. The aggregate maximum amount required to be paid by Sellers’ Representative for any and all breaches of any representations or warranties pursuant to this Agreement, or in settling any and all objections from Tenants as described in the immediately preceding sentence, or otherwise, shall not exceed Two Million Dollars ($2,000,000); provided, however, that nothing in the foregoing shall be deemed to limit the indemnification obligation of Sellers’ Representative set forth in Section 10.5 hereof for any breach of the Surviving Representations of the Sellers.

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(c) Concurrently with Closing, Two Million Dollars ($2,000,000) of the Purchase Price (the “Escrow Amount”) shall be deposited in an escrow account (the “Escrow Account”) to be established with the Escrow Agent and the parties will enter into an escrow agreement in substantially the form attached as Exhibit BB hereto (the “Escrow Agreement”). The Escrow Agreement will, without limitation, provide that (i) the proceeds of the Escrow Account may be drawn on by Purchaser to satisfy the liabilities and obligations of Sellers’ Representative hereunder, (ii) subject to any exceptions set forth in the Escrow Agreement, any remaining funds in the Escrow Account as of second (2nd) anniversary of Closing shall be distributed to Sellers in accordance with instructions to be given by Sellers’ Representative, and (iii) for each dollar funded by Sellers’ Representative Guarantor in connection with the Guaranty, a dollar shall be distributed to Sellers in accordance with instructions to be given by Sellers’ Representative.

(d) Sellers’ Representative Guarantor shall guarantee due payment, performance and fulfillment to Purchaser of Sellers’ Representatives’ indemnification obligations set forth in this Agreement pursuant to a guaranty in form substantially similar to Exhibit W attached hereto (the “Guaranty”); provided however, that, except for the Surviving Representations of the Sellers, all obligations of Sellers’ Representative Guarantor set forth in the Guaranty shall terminate upon the second (2nd) anniversary of Closing. The maximum amount required to be paid by Sellers’ Representative Guarantor pursuant to the Guaranty, exclusive of any amounts payable for indemnification obligations resulting from a breach of the Surviving Representations, shall not exceed the remainder of Two Million Dollars ($2,000,000) minus all amounts paid out of the Escrow Account.

     Section 10.9.     Limitation on Consequential Damages. Anything to the contrary contained in this Agreement notwithstanding, under no circumstances shall Consequential Damages be recoverable as a direct or indirect result of a breach under Section 7.2(d) of this Agreement.

ARTICLE 11. MISCELLANEOUS

     Section 11.1.     Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.

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     Section 11.2.     Binding On Successors and Assigns. Subject to Section 11.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 11.3. Assignment by Purchaser.

(a) Without the prior written consent of Sellers and the Senior Lender, Purchaser shall not, directly or indirectly, assign this Agreement or any of its rights hereunder, except to an Affiliate of the Purchaser or to a qualified intermediary or exchange accommodation titleholder (as part of a 1031 Exchange); provided, however, no such assignment shall be effective until notice of such assignment has been delivered to Sellers. Any attempted assignment in violation hereof shall, at the election of Sellers, be of no force or effect and shall constitute a default by Purchaser.

(b) Notwithstanding anything in this Agreement to the contrary, the parties hereby agree that Feldman Mall Properties, Inc., having its principal executive office at 3225 North Central Avenue, Suite 1205, Phoenix, Arizona 85012 (“FMPI”), an owner of membership interests in Purchaser, shall absolutely guarantee payment of and be liable for all liabilities of the Purchaser hereunder in the event of an assignment by Purchaser of this Agreement or its rights hereunder pursuant to Section 11.3(a) hereof.

     Section 11.4.     1031 Exchange. Subject to any consent required to be obtained from the Senior Lender, either party hereto may elect to seek to structure its purchase or sale, as applicable, of the Subject Interest as a tax-deferred exchange pursuant to Section 1031 of the Code, and the treasury regulations promulgated thereunder (“1031 Exchange”), subject to the limitations set forth herein. Each party shall reasonably cooperate with the other, at no material cost to such cooperating party, in connection with the same, including, but not limited to, executing and delivering a consent to an assignment to a qualified exchange intermediary of rights (but not obligations) under this Agreement; provided that (i) neither party shall be required to incur any additional liabilities or financial obligations as a consequence of such cooperation, (ii) neither party shall be relieved of its obligations, representations or warranties under this Agreement, and (iii) any attempt to structure an acquisition or sale of the Subject Interests as a 1031 Exchange shall not be a condition to, and shall not delay or extend, the Closing. Additionally, in connection with any 1031 Exchange, neither party shall be required to acquire title to any other property. Any risk that such an exchange or conveyance might not qualify as a tax-deferred transaction shall also be borne solely by the party seeking to effectuate the same, and each party acknowledges that the other has not provided, and will not provide, any tax, accounting, legal or other advice regarding the efficacy of any attempt to structure the transaction as a 1031 Exchange. Each party hereby agrees to save, protect, defend, indemnify and hold the other harmless from any and all losses, costs, claims, liabilities, penalties, and expenses, including, without limitation, reasonable attorneys’ fees, fees of accountants and other experts, and costs of any judicial or administrative proceeding or alternative dispute resolution to which the non-exchanging party may be exposed, due to any attempt to structure the transaction as a 1031 Exchange.

     Section 11.5.     Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Sellers or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

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Section 11.6. Governing Law.

(a) This Agreement shall be construed and the rights and obligations of Sellers and Purchaser hereunder determined in accordance with the laws of the State of Ohio.

(b) In recognition of the benefits of having any disputes with respect to this Agreement resolved by an experienced and expert person, Sellers and Purchaser hereby agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by any party hereto on or with respect to this Agreement or which in any way relates, directly or indirectly, to this Agreement or any event, transaction, or occurrence arising out of or in any way connected with this Agreement, the Subject Interests or the Property, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING.

     Section 11.7.     Counterparts; Facsimiles. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. A facsimile or other reproduction of a signature to this Agreement on behalf of Sellers or Purchaser shall be sufficient to prove the execution of it by such party, as applicable.

     Section 11.8.     Notices. Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied (if confirmed in writing by personnel service or overnight courier service or United States mail) or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 5:00 p.m. New York, New York time or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, one Business Day after delivery to such courier properly addressed; or (d) if by U.S. Mail, three (3) Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

To Sellers:	Hocker Northgate Holdings I, Inc.
Hocker Northgate Group, LLC
1901 Frederica Street
Owensboro, Kentucky 42301-4818
Attn: David E. Hocker
Telecopy: (270) 683-4219
Phone: (270) 926-2616

and with a copy to:	David Hocker & Associates, Inc.
1901 Frederica Street
Owensboro, Kentucky 42301-4818
Attn: Scott D. Hornaday, Esq.
Telecopy: (270) 683-4219
Phone: (270) 926-2616, Ext. 720

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and with a copy to:	Wyatt, Tarrant & Combs, LLP
500 West Jefferson Street
Suite 2800
Louisville, Kentucky 40202
Attention: Leo F. Camp, Esq.
Telecopy: (502) 589-0309
Phone: (502) 562-7552

To Purchaser:	FMP Northgate, LLC
c/o Feldman Mall Properties, Inc.
3225 North Central Avenue, Suite 1205
Phoenix, Arizona 85012
Attn: Jeffrey Erhart, Esq.
Telecopy: (602) 277-7774
Phone: (602) 277-5559

and with a copy to:	Taft, Stettinius & Hollister LLP
1800 U.S. Bank Tower
425 Walnut Street
Cincinnati, Ohio 45202-3957
Attn: Stephen M. Griffith, Jr.
Telecopy: (513) 381-0205
Phone: (513) 357-9312

     Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 11.9. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

     Section 11.9.     Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.

     Section 11.10.     Time Periods. Any reference in this Agreement to the time for the performance of obligations or elapsed time shall mean consecutive calendar days, months, or years, as applicable. In the event the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.

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     Section 11.11.     Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by all of the Sellers and Purchaser. Facsimile signatures shall be sufficient for such purpose.

     Section 11.12.     Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the issuer of the Title Commitment any and all further instruments reasonably requested or appropriate to issue the Title Policy required herein.

     Section 11.13.     Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein”, “hereinafter”, “hereof” and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. Each reference in this Agreement to a Section shall mean and be a reference of a Section of this Agreement unless expressly otherwise indicated. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”

     Section 11.14.     Time of the Essence. Time is of the essence of this Agreement and all covenants and deadlines hereunder. Without limiting the foregoing, Purchaser and Sellers hereby confirm their intention and agreement that time shall be of the essence of each and every provision of this Agreement, including with respect to any subsequent modification or extension of any date or time period that is provided for under this Agreement. The agreement of Purchaser and Sellers that time is of the essence of each and every provision of this Agreement shall not be waived or modified by any conduct of the parties, and the agreement of Purchaser and Sellers that time is of the essence of each and every provision of this Agreement may only be modified or waived by the express written agreement of Purchaser and Sellers that time shall not be of the essence with respect to a particular date or time period, or any modification or extension thereof, which is provided under this Agreement.

     Section 11.15.     Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Sellers have contributed substantially and materially to the preparation of this Agreement.

     Section 11.16.     Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. If, however, any provision in this Agreement is found by a court of law to be in violation of any applicable local, state, or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable provision were not contained herein, and that the rights, obligations, and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

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     Section 11.17.     No Recording. Neither Purchaser nor its agents or representatives shall, prior to any default by Sellers hereunder, if ever applicable, record or file this Agreement or any notice or memorandum hereof in any public records. If Purchaser breaches the foregoing provision, this Agreement shall, at Sellers’ election, terminate, and Sellers shall retain the Deposit in accordance with Section 10.2. Purchaser hereby irrevocably appoints Holdings as its true and lawful attorney-in-fact, coupled with an interest, for the purpose of executing and recording such documents and performing such other acts as may be necessary to terminate any recording or filing of this Agreement in violation of this provision.

     Section 11.18.     No Implied Agreement. Neither Sellers nor Purchaser shall have any obligations in connection with the transactions contemplated by this Agreement unless Sellers and Purchaser, each acting in its sole discretion, elects to execute and deliver this Agreement to the other party. No correspondence, course of dealing or submission of drafts or final versions of this Agreement between Sellers and Purchaser shall be deemed to create any binding obligations in connection with the transaction contemplated hereby, and no contract or obligation on the part of Sellers or Purchaser shall arise unless and until this Agreement is fully executed by Sellers and Purchaser. Once executed and delivered by Sellers and Purchaser, this Agreement shall be binding upon them notwithstanding the failure of Escrow Agent or any broker or other Person to execute this Agreement.

     Section 11.19.     Sellers’ Representative. Each of the Sellers, by execution and delivery of this Agreement, hereby consents and agrees to the appointment, effective as of the date hereof, of Holdings as the Sellers’ Representative for purposes of this Agreement. The Sellers’ Representative will act as agent for the Sellers to execute any documents for the Sellers (other than this Agreement) and will otherwise act from time to time on behalf of and in substitution for, the Sellers under this Agreement generally or in any instance in which the Sellers are permitted or required to act under this Agreement. The authority of the Sellers’ Representative shall be deemed unlimited. The designation of the Sellers’ Representative shall be deemed to constitute the appointment of the Sellers’ Representative as the true and lawful agent and attorney-in-fact of each of the Sellers. The Purchaser shall be entitled to rely exclusively upon the apparent authority of the Sellers’ Representative (or any substitute appointed by all of the Sellers, which appointment will not be effective as to the Purchase until Purchaser received notification of such subsequent appointment) until such authority or the designation of such Sellers’ Representative is revoked by action of all of the Sellers and notification of such revocation is delivered to Purchaser.

     Section 11.20.     Waiver of Indemnification Rights. Sellers hereby agree that, if Closing occurs hereunder, then notwithstanding any provision or term of the certificate of formation, articles of organization or operating agreement of the Owner, the Owner shall have no obligation, responsibility or liability to any of the Sellers, in whatever capacity (as manager, member, agent, employee or otherwise) to advance funds to, or to indemnify, Sellers or any affiliate, employee, director, stockholder, beneficiary, member or partner of any of the Sellers and Sellers hereby irrevocably waive all rights otherwise available to any and all such persons and Sellers hereby irrevocably release the Owner as provided hereinabove.

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     IN WITNESS WHEREOF, Sellers, Sellers’ Representative, Sellers’ Representative Guarantor, and Purchaser hereto have executed this Agreement as of the dates set forth below but to be effective as of the Effective Date.

SELLERS

HOCKER NORTHGATE HOLDINGS I, INC.,
a Kentucky corporation

By:

David E. Hocker, President
May ___, 2005

HOCKER NORTHGATE GROUP, LLC, a Kentucky limited liability company

By:

David E. Hocker, Manager
May ___, 2005

SELLERS’ REPRESENTATIVE

HOCKER NORTHGATE HOLDINGS I, INC.,
a Kentucky corporation

By:

David E. Hocker, President
May ___, 2005

SELLERS’ REPRESENTATIVE GUARANTOR

DAVID E. HOCKER, an individual
May ___, 2005

PURCHASER

FMP NORTHGATE LLC, a Delaware limited liability company

By:

its Managing Member
May ___, 2005

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RECEIPT BY THE ESCROW AGENT

     This Agreement, fully executed by Sellers and Purchaser, has been received by the Escrow Agent this ____ day of April, 2005 and by execution hereof, Escrow Agent hereby covenants and agrees to be bound by the terms of this Agreement that are applicable to it.

ESCROW AGENT:

STEWART TITLE AGENCY OF COLUMBUS, LIMITED

By:

Name:

Title:

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EXHIBITS

Exhibit A	—	Description of Land
Exhibit A-1	—	List of Personal Property Owned by Owner and the Company
Exhibit B	—	Form of Tenant Estoppel Certificate
Exhibit B-1	—	Form of Sellers Estoppel Certificate
Exhibit C	—	Rent Roll
Exhibit D	—	Form of Federated Estoppel
Exhibit E	—	Environmental Reports Provided to Purchaser
Exhibit F	—	Assignment of Membership Interests
Exhibit G	—	Representation Certificate of Sellers’ Representative
Exhibit G-1	—	Representation Certificate of Sellers
Exhibit H	—	List of Contracts
Exhibit I	—	Security Deposits and Advance Rent
Exhibit J	—	Form of Legal Opinion of Counsel for Sellers
Exhibit K	—	Leasing Commission and Brokerage Fees
Exhibit L	—	List of Tenant Allowances and Landlord Work for which Seller has
Payment Responsibility (Listed by Lease and Amount)
Exhibit M	—	List of Owner Accounts and Authorized Individuals
Exhibit N	—	Personal Property Title Exceptions
Exhibit O	—	Description of Supplemental Agreements
Exhibit P	—	Liabilities and Obligations of Owner
Exhibit Q	—	Balance Sheet of Owner
Exhibit R	—	Operating Statement of Owner
Exhibit S	—	List of Bankruptcies Involving Sellers, Owner or Tenants
Exhibit T	—	Documents Evidencing or Securing Senior Loan
Exhibit U	—	Indemnification Obligations of Owner
Exhibit V	—	Form of Representation Letter
Exhibit W	—	Form of Guaranty of Sellers’ Representative Guarantor
Exhibit X	—	Form of Footlocker Escrow Agreement
Exhibit Y	—	Description of Housekeeping Employees
Exhibit Z	—	List of Litigation Affecting the Owner and Sellers
Exhibit AA	—	FIRPTA Affidavit
Exhibit BB	—	Escrow Agreement
Exhibit CC	—	List of NMI Contracts
Exhibit DD	—	Additional Definitions
Exhibit EE	—	Owner’s EIN
Exhibit FF	—	Other Dispositions